CREDIT AGREEMENT

dated as of

November 21, 2019

Among

EARTHSTONE ENERGY HOLDINGS, LLC,
as Borrower,

EARTHSTONE ENERGY, INC.,
as Parent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Issuing Bank,

ROYAL BANK OF CANADA,
as Syndication Agent,

SUNTRUST BANK
as Documentation Agent,

and

The Lenders Party Hereto
________________________________

WELLS FARGO SECURITIES, LLC
RBC CAPITAL MARKETS
Joint Lead Arrangers and Joint Bookrunners
________________________________

Article I DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01 Terms Defined Above
Section 1.02 Certain Defined Terms
Section 1.03 Types of Loans and Borrowings
Section 1.04 Terms Generally; Rules of Construction
Section 1.05 Accounting Terms and Determinations; GAAP
Section 1.06 Designation and Conversion of Restricted and Unrestricted Subsidiaries
Section 1.07 Rounding
Section 1.08 Rates
Section 1.09 Divisions
Article II THE CREDITS
Section 2.01 Commitments
Section 2.02 Loans and Borrowings
Section 2.03 Requests for Borrowings
Section 2.04 Interest Elections
Section 2.05 Funding of Borrowings
Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts
Section 2.07 Borrowing Base
Section 2.08 Letters of Credit
Section 2.09 Swingline Loans
Article III PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01 Repayment of Loans
Section 3.02 Interest
Section 3.03 Alternate Rate of Interest
Section 3.04 Prepayments
Section 3.05 Fees
Article IV PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs
Section 4.02 Presumption of Payment by the Borrower
Section 4.03 Deductions by the Administrative Agent; Defaulting Lenders
Section 4.04 Disposition of Proceeds
Article V INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01 Increased Costs
Section 5.02 Break Funding Payments
Section 5.03 Taxes
Section 5.04 Mitigation Obligations; Designation of Different Lending Office
Section 5.05 Replacement of Lenders
Section 5.06 Illegality
Article VI CONDITIONS PRECEDENT
Section 6.01 Effective Date
Section 6.02 Each Credit Event
Article VII REPRESENTATIONS AND WARRANTIES
Section 7.01 Organization; Powers

Section 7.02 Authority; Enforceability
Section 7.03 Approvals; No Conflicts
Section 7.04 Financial Condition; No Material Adverse Change
Section 7.05 Litigation
Section 7.06 Environmental Matters
Section 7.07 Compliance with the Laws and Agreements; No Defaults
Section 7.08 Investment Company Act
Section 7.09 Taxes
Section 7.10 ERISA
Section 7.11 Disclosure; No Material Misstatements
Section 7.12 Insurance
Section 7.13 Restriction on Liens
Section 7.14 Subsidiaries
Section 7.15 Location of Business and Offices
Section 7.16 Properties; Titles, Etc.
Section 7.17 Maintenance of Properties
Section 7.18 Gas Imbalances, Prepayments
Section 7.19 Marketing of Production
Section 7.20 Swap Agreements and Qualified ECP Counterparty
Section 7.21 Use of Loans and Letters of Credit
Section 7.22 Solvency
Section 7.23 International Operations
Section 7.24 Anti-Corruption Laws and Sanction
Section 7.25 Accounts
Section 7.26 Security Instruments
Section 7.27 EEA Financial Institution
Article VIII AFFIRMATIVE COVENANTS
Section 8.01 Financial Statements; Ratings Change; Other Information
Section 8.02 Notices of Material Events
Section 8.03 Existence; Conduct of Business
Section 8.04 Payment of Obligations
Section 8.05 Operation and Maintenance of Properties
Section 8.06 Insurance
Section 8.07 Books and Records; Inspection Rights
Section 8.08 Compliance with Laws
Section 8.09 Environmental Matters
Section 8.10 Further Assurances
Section 8.11 Reserve Reports
Section 8.12 Title Information
Section 8.13 Additional Collateral; Additional Guarantors
Section 8.14 ERISA Compliance
Section 8.15 Marketing Activities
Section 8.16 Accounts
Section 8.17 Unrestricted Subsidiaries
Section 8.18 Ratings
Article IX NEGATIVE COVENANTS

Section 9.01 Financial Covenants
Section 9.02 Debt
Section 9.03 Liens
Section 9.04 Restricted Payments; Redemption of Permitted Additional Debt
Section 9.05 Investments, Loans and Advances
Section 9.06 Nature of Business; International Operations
Section 9.07 [Reserved]
Section 9.08 Proceeds of Loans
Section 9.09 ERISA Compliance
Section 9.10 Sale or Discount of Receivables
Section 9.11 Mergers, Etc.
Section 9.12 Sale of Properties
Section 9.13 Environmental Matters
Section 9.14 Transactions with Affiliates
Section 9.15 Subsidiaries
Section 9.16 Negative Pledge Agreements; Dividend Restrictions
Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments
Section 9.18 Swap Agreements
Section 9.19 New Accounts
Section 9.20 Changes in Fiscal Period
Section 9.21 Passive Holding Company Status of Parent
Section 9.22 Amendment to Certain Documents and Agreements
Article X EVENTS OF DEFAULT; REMEDIES
Section 10.01 Events of Default
Section 10.02 Remedies
Article XI THE AGENTS
Section 11.01 Appointment; Powers
Section 11.02 Duties and Obligations of Administrative Agent
Section 11.03 Action by Administrative Agent
Section 11.04 Reliance by Administrative Agent
Section 11.05 Subagents
Section 11.06 Resignation or Removal of Administrative Agent
Section 11.07 Agents as Lenders
Section 11.08 No Reliance
Section 11.09 Administrative Agent May File Proofs of Claim
Section 11.10 Withholding Tax
Section 11.11 Authority of Administrative Agent to Release Guarantees, Collateral and Liens
Section 11.12 The Arrangers
Article XII MISCELLANEOUS
Section 12.01 Notices
Section 12.02 Waivers; Amendments
Section 12.03 Expenses, Indemnity; Damage Waiver
Section 12.04 Successors and Assigns
Section 12.05 Survival; Revival; Reinstatement
Section 12.06 Counterparts; Integration; Effectiveness
Section 12.07 Severability

Section 12.08 Right of Setoff
Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS
Section 12.10 Headings
Section 12.11 Confidentiality
Section 12.12 Interest Rate Limitation
Section 12.13 EXCULPATION PROVISIONS
Section 12.14 Collateral Matters; Swap Agreements; Cash Management Agreements
Section 12.15 No Third Party Beneficiaries
Section 12.16 USA Patriot Act Notice
Section 12.17 Non-Fiduciary Status
Section 12.18 Flood Insurance Provisions
Section 12.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions
Section 12.20 Acknowledgement Regarding Any Supported QFCs

ANNEXES, EXHIBITS AND SCHEDULES

Annex I    List of Maximum Credit Amounts

Exhibit A    Form of Note
Exhibit B-1    Form of Borrowing Request
Exhibit B-2    Form of Swingline Loan Notice
Exhibit C    Form of Interest Election Request
Exhibit D    Form of Compliance Certificate
Exhibit E    Security Instruments
Exhibit F    Form of Guaranty Agreement
Exhibit G    Form of Assignment and Assumption
Exhibit H     Form of Lender Certificate
Exhibit I    Form of Solvency Certificate

THIS CREDIT AGREEMENT dated as of November 21, 2019, is among Earthstone Energy Holdings, LLC, a limited liability company duly formed and existing under the laws of the state of Delaware (the “Borrower”); Earthstone Energy, Inc., a Delaware corporation (“Parent”); each of the Lenders from time to time party hereto; Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as Issuing Bank; BOKF, NA dba Bank of Texas (in its individual capacity, “BOKF”), as Issuing Bank with respect to the Existing Letters of Credit; Royal Bank of Canada, as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and SunTrust Bank, as documentation agent for the Lenders (in such capacity, together with its successors in such capacity, the “Documentation Agent”).
RECITALS
A.The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
B.    The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
C.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Lenders” has the meaning ascribed such term in Section 2.07(g)(ii).
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Loans” has the meaning assigned to such term in Section 5.06.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent; and “Agent” means either the Administrative Agent, the Syndication Agent or the Documentation Agent, as the context requires.
“Aggregate Elected Borrowing Base Commitments” means (a) on the Effective Date, $325,000,000 and (b) at any time thereafter, an amount determined in accordance with Section 2.07(g).
“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The initial Aggregate Maximum Credit Amounts of the Lenders is $1,500,000,000.
“Agreement” means this Credit Agreement, including any schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate as published by the ICE Benchmark Administration Limited, a private limited company (or any successor to or substitute for such service providing rate quotations comparable to such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits with a one month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to Parent, the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
	<25%	≥25%, but <50%	≥50%, but <75%	≥75%, but <90%	≥90%
ABR Loans	0.75%	1.00%	1.25%	1.50%	1.75%
Eurodollar Loans	1.75%	2.00%	2.25%	2.50%	2.75%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section

8.11(a), then, if so elected by the Majority Lenders, the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that if the Commitments have terminated or expired, each Lender’s Applicable Percentage shall be determined based upon the Commitments most recently in effect.
“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender; (b) BP Energy Company, a Delaware corporation and any Affiliate thereof; (c) Shell Energy North America (US), L.P., a Delaware limited partnership and any Affiliate thereof; and (d) any other Person if such Person or its credit support provider has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means (a) Cawley Gillespie & Associates, Inc., (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company Petroleum Consultants, L.P. and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Arrangers” means, collectively, Wells Fargo Securities, LLC and RBC Capital Markets, in their capacities as the joint lead arrangers and joint bookrunners hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to any Person under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation); provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; and
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;
(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f) or Section 8.12(c).
“Borrowing Base Deficiency” occurs at any time if the total Revolving Credit Exposures exceeds the Loan Limit then in effect. The amount of the Borrowing Base Deficiency is the amount by which the total Revolving Credit Exposures exceeds the Loan Limit then in effect.

“Borrowing Base Properties” means the Oil and Gas Properties of the Loan Parties included in the most recently delivered Reserve Report hereunder.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases or finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. For the avoidance of doubt, any lease that would have been characterized as an operating lease in accordance with GAAP prior to the date of the Borrower’s adoption of ASC 842 (whether or not such lease was in effect on such date) shall not be a Capital Lease, and any such lease shall be, for all purposes of this Agreement (including, for the avoidance of doubt, financial covenant calculations under Section 9.01), treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to Borrower’s adoption of ASC 842.
“Cash Equivalents” means, collectively Investments permitted pursuant to Sections 9.05(c)-(f).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.
“Cash Receipts” means all cash received by or on behalf of the Borrower or any Restricted Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Restricted Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Borrower or any Restricted Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of a dollar amount equal to five percent (5%) of the then effective Borrowing Base.
“Change in Control” means the occurrence of any of the following: (i) Parent ceasing to be the sole managing member of the Borrower, or otherwise ceasing to Control the Borrower; (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (1) nominated nor approved by the board of directors of Parent nor (2) appointed by directors so nominated or approved; or (iv) a “Change of Control” or similar defined term (as defined in the documentation governing Permitted Additional Debt or any Permitted Refinancing Debt incurred in respect thereof).
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collateral” means all Property which is subject to a Lien under one or more Security Instruments.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06, (b) increased or reduced from time to time pursuant to Section 2.07(g), and (c) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Applicable Percentage of the then effective Aggregate Elected Borrowing Base Commitments.
“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.
“Commodity Account” has the meaning assigned to such term in the UCC.
“Commodity Contract” has the meaning assigned to such term in the UCC.
“Consolidated Leverage Ratio” means, as at the last day of any relevant period, the ratio of (a) Consolidated Total Debt on such day to (b) EBITDAX for such period.
“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except, in the case of the foregoing clause (a), to the extent of the amount of dividends or distributions actually paid in cash during such period by such Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary, unusual or non-recurring gains or losses during such period; (e) any non-cash gains or losses or positive or negative adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns. For the purposes of calculating Consolidated Net Income for any Reference Period, (i) if during such Reference Period the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Disposition, the Consolidated Net Income for such Reference Period shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Acquisition, the Consolidated Net Income for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (iii) if during such Reference Period a Consolidated Subsidiary shall be redesignated as either a Consolidated Unrestricted Subsidiary or a Consolidated Restricted Subsidiary, the Consolidated Net Income shall be calculated after giving pro forma effect to such redesignation, as if such redesignation had occurred on the first day of such Reference Period.
“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Consolidated Total Assets” means, at any date, the aggregate total assets of the Borrower and the Consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Debt” means, at any date, the aggregate principal amount of Debt of the Borrower and its Consolidated Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations under Capital Leases or purchase money debt, debt obligations evidenced by bonds, bankers’ acceptances, debentures, notes, loan agreements or other similar instruments or obligations in respect of unreimbursed drawings under any letter of credit.
“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, providing for the Administrative Agent’s exclusive control of a Deposit Account, Securities Account or Commodity Account, as applicable, after notice as provided therein, executed and delivered by the Borrower or a Restricted Subsidiary, as applicable, and the applicable securities intermediary (with respect to a Securities Account), bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case at which such relevant account is maintained.
“Controlled Investment Affiliate” means, with respect to any Person, any other Person (including, without limitation, any fund or investment vehicle) that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (ii) is organized primarily for the purpose of making equity or debt investments in one or more companies.
“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services from time to time incurred in the ordinary course of business which are not greater than one hundred and eighty (180) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (i) Disqualified Capital Stock; and (j) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The amount of Debt of any Person for purposes of clause (f) shall (unless such Debt has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, “Debt” shall not include any obligation arising from agreements of the Borrower or any Restricted Subsidiary providing for customary indemnification, adjustment of purchase price, earn-outs (to the extent not included as a liability on the balance sheet of such Person under GAAP) and holdbacks, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests of a Restricted Subsidiary in a transaction permitted by this Agreement.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the

Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, any Issuing Bank’s, the Swingline Lender’s or such other Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or whose Lender Parent has, become the subject of a Bankruptcy Event or a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Deposit Account” has the meaning assigned to such term in the UCC.
“Disposition” means with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, farmout, exchange, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such Property or any interest therein; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“Early Opt-in Election” means the occurrence of:
(a) (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S.

dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(b) (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.
“EBITDAX” means, for any period, Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: the sum of (a) (i) interest expense, (ii) income taxes, franchise or similar taxes, and (iii) depreciation, depletion, amortization, exploration and abandonment expenses, (b) distributions in connection with Equity Interests owned by management employees of the Borrower and its Restricted Subsidiaries permitted under this Agreement; (c) any actual expenses or charges directly incurred in connection with any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Debt permitted to be incurred hereunder (including, for the avoidance of doubt, Debt under the Loan Documents) including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including any Transaction Expenses, in an aggregate amount not to exceed five percent (5%) of EBITDAX (prior to giving effect thereto) for any period of four consecutive fiscal quarters of the Borrower, and provided that the Borrower has delivered to the Administrative Agent a certificate from a Financial Officer of the Borrower certifying, in good faith, as to such expenses or charges, in such detail, and together with such supporting documentation therefor, as may be reasonably requested by the Administrative Agent; (d) solely to the extent (i) covered by indemnification provisions in any agreement and (ii) actually reimbursed, expenses incurred in connection with any Disposition or other Investment permitted hereunder; (e) any extraordinary, unusual or nonrecurring expenses or losses to the extent such amounts are non-cash; and (f) all other noncash charges, minus the sum of (1) all noncash income added to Consolidated Net Income, and (2) gains on asset Dispositions, disposals and abandonments outside of the ordinary course of business. For the purposes of calculating EBITDAX for any Reference Period, (i) if during such Reference Period the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Disposition, EBITDAX for such Reference Period shall be reduced by an amount equal to the EBITDAX (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDAX (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Acquisition, EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (iii) if during such Reference Period a Consolidated Subsidiary shall be redesignated as either a Consolidated Unrestricted Subsidiary or a Consolidated Restricted Subsidiary, EBITDAX shall be calculated after giving pro forma effect to such redesignation, as if such redesignation had occurred on the first day of such Reference Period. Notwithstanding anything herein to the contrary: EBITDAX for the Reference Period ending on December 31, 2019 shall be calculated by multiplying EBITDAX for the fiscal quarter ending on such date by four (4); EBITDAX for the Reference Period ending on March 31, 2020 shall be calculated by multiplying EBITDAX for the two consecutive fiscal quarters ending on such date by two (2); and EBITDAX for the Reference Period ending on June 30, 2020 shall be calculated by multiplying EBITDAX for the three consecutive fiscal quarters ending on such date by four-thirds (4/3).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“EnCap” means, collectively, (i) EnCap Partners, LLC, EnCap Energy Capital Fund VII, L.P., EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., EnCap Energy Capital Fund V, L.P., EnCap V-B Acquisitions, L.P., EnCap Energy Capital Fund VII, L.P., EnCap Energy Capital Fund IX, L.P., and any of their respective Controlled Investment Affiliates and (ii) Bold Energy Holdings, LLC (for so long as it is wholly owned by EnCap Energy Capital Fund IX, L.P. and its Controlled Investment Affiliates).
“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory or common law landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that at no time shall such sums being contested exceed in the aggregate $20,000,000; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, encroachments, protrusions, reservations and other similar encumbrances in any Property of the Borrower or any Restricted Subsidiary that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash, Cash Equivalents, or securities pledged to secure performance of tenders, surety, stay, customs and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business covering only the Property under lease; (j) licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries; (k) consisting of an agreement to Dispose of any property in a Disposition permitted under this Agreement; (l) any interest or title of a lessor, sublessor, licensor or sublicensor under licenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; (n) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (o) Liens that are contractual rights of setoff relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business and not given in connection with the issuance of Debt; and (p) restrictions resulting from any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case, which do not and will not interfere with or affect in any material respect the use, value or operations of any real Property or the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (and not stayed) and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Excluded Accounts” means (a) segregated Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the IRS or state or local government agencies with respect to employees of the Borrower or any Restricted Subsidiary, (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Borrower or any Restricted Subsidiary, (iii) cash constituting purchase price deposits held in escrow by or on behalf of the Borrower or any Restricted Subsidiary pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits and (iv) royalty, overriding royalty or net profits interest suspense amounts due and owing to unaffiliated third parties in connection with the Borrower’s and Restricted Subsidiaries’ royalty, overriding royalty or net profits interest payment obligations owing to such third parties, (b) segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, (c) fiduciary or trust Deposit Accounts and any other Deposit Accounts that are contractually obligated to be segregated from the other assets of any Loan Party for the benefit of unaffiliated third parties, (d) “zero balance” accounts and (e) any other Deposit Accounts, Securities Accounts and Commodity Accounts so long as the aggregate balance for all such Deposit Accounts, Securities Accounts and Commodity Accounts does not exceed $10,000,000 at any time.
“Excluded Swap Obligations” has the meaning assigned to such term in the Guaranty Agreement.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Administrative Agent, any U.S. federal withholding Tax that is imposed on amounts payable (i) to or for the account of such Lender with respect to an applicable interest in the Loan or Commitment or (ii) to the Administrative Agent for its own account, in each case, pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request under Section 5.04 or Section 5.05), (B) such Lender changes its lending office or (C) the Administrative Agent becomes a party to this Agreement, except to the extent that such Lender or Administrative Agent (or, in each case, its assignor, if any) was entitled, at the time of assignment or designation of a new lending office to receive additional amounts with respect to such withholding Tax pursuant to Section 5.03, (c) Taxes attributable to such recipient’s failure to comply with Section 5.03(e) and (e) any withholding Tax that is imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 9, 2017, by and among the Borrower, as borrower, Earthstone Operating, LLC, EF Non-Op, LLC, Sabine River Energy, LLC, Earthstone Legacy Properties, LLC, Lynden USA Operating, LLC, Bold Energy III LLC, Bold Operating, LLC and each of the other guarantors party thereto, as guarantors, each of the lenders party thereto, and BOKF, as administrative agent, as heretofore amended, modified and supplemented.
“Existing Letters of Credit” has the meaning ascribed such term in Section 2.08(k).
“Facility Termination Date” means the date upon which the Obligations have been paid in full in cash, the Commitments have been terminated and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been cash collateralized or otherwise backstopped to the reasonable satisfaction of the applicable Issuing Banks, in each case, up to an amount equal to 103% of the face amount of such Letters of Credit, or deemed issued under another credit facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) (1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means the Fee Letter, dated as of November 12, 2019, among the Administrative Agent, the Arrangers, Royal Bank of Canada and the Borrower.

“Financial Officer” means, for any Person, the chief financial officer, vice president of finance, principal accounting officer, treasurer, controller or other natural person principally responsible for the financial matters of such Person (or in the case of any Person that is a partnership, of such Person’s general partner). Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Financial Statements” means the financial statement or statements of Parent and its consolidated subsidiaries referred to in Section 7.04(a).
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
“Good and Defensible Title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
“Guarantor” means a Restricted Subsidiary or other Person (including Parent) that, in each case, is a party to the Guaranty Agreement as a “Guarantor” (as defined in the Guaranty Agreement) and guarantees the Obligations (including pursuant to Section 6.01 or Section 8.13(b)).
“Guaranty Agreement” means, collectively, the Guarantee and Collateral Agreement executed by the Borrower and the Subsidiary Guarantors in substantially the form attached hereto as Exhibit F and the Guarantee executed by Parent in favor of the Administrative Agent.
“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Loan Parties and their Restricted Subsidiaries.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.
“Increase Effective Date” has the meaning ascribed such term in Section 2.07(g)(ii).
“Increase Notice” has the meaning ascribed such term in Section 2.07(g)(ii).
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor.
“Initial Reserve Report” means the Reserve Report prepared by the Borrower’s internal petroleum engineers, evaluating the proved Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of November 1, 2019.
“Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent, the representative on behalf of any Junior Lien Debt holders, the Borrower, the Guarantors and the other parties party thereto from time to time, in form and substance reasonably acceptable to the Administrative Agent, the Majority Lenders and the Borrower.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Loan (including, for the avoidance of doubt, a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, as to each Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on (a) the date that is seven days or one, two, three or six months thereafter, or (b) upon consent of all Lenders, such date thereafter as may be requested by the Borrower in its Borrowing Request or Interest Election Request, as applicable; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business

Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.
“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“Issuing Bank” means (i) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, (ii) any other Lender acceptable to the Administrative Agent and the Borrower that has agreed in its sole discretion to become an Issuing Bank hereunder pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, in its capacity as an issuer of Letters of Credit hereunder and (iii) solely with respect to the Existing Letters of Credit, BOKF, in its capacity as the issuer of the Existing Letters of Credit hereunder, and, in the case of each of the foregoing clauses (i), (ii) and (iii), its successors in such capacity as provided in Section 2.08(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the Loan Documents to the “Issuing Bank” shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.
“Issuing Bank LC Exposure” means, with respect to any Issuing Bank at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.
“Junior Lien” means a Lien on the Collateral (other than Liens securing the Obligations) that is subordinated to the Liens granted under the Loan Documents pursuant to the Intercreditor Agreement (it being understood that, subject to the terms of the Intercreditor Agreement and Section 9.03, Junior Liens are not required to be pari passu with other Junior Liens, and that Debt secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).
“Junior Lien Debt” means Debt of the Borrower secured by a Junior Lien and any Permitted Refinancing Debt in respect thereof secured by a Junior Lien; provided that such Debt is permitted to be incurred and remain outstanding pursuant to Section 9.02(h) or Section 9.02(i) and any Liens securing such Debt are permitted pursuant to Section 9.03(e).

“LC Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit hereunder. The amount of the LC Commitment of (a) Wells Fargo on the Effective Date is equal to $30,000,000; and (b) any other Lender that is an Issuing Bank, is the amount agreed to in writing by such Issuing Bank as its LC Commitment hereunder; provided that the amount of the LC Commitment of any Issuing Bank may be changed after the Effective Date in a written agreement between the Borrower and the applicable Issuing Bank (which agreement shall be promptly delivered to the Administrative Agent upon execution).
“LC Sublimit” at any time means $30,000,000.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Certificate” has the meaning ascribed such term in Section 2.07(g)(ii).
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to Section 2.07(g)(ii) or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement (and shall include each Existing Letter of Credit).
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the applicable Issuing Bank relating to any Letter of Credit.
“LIBO Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.03(b), with respect to any Eurodollar Borrowing for any Interest Period, the rate as published by the ICE Benchmark Administration Limited, a private limited company (or any successor to or substitute for such service providing rate quotations comparable to such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.03(b), in the event that a Benchmark Replacement with respect to the

LIBO Rate is implemented, then all references herein to the LIBO Rate shall be deemed references to such Benchmark Replacement.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Liquidate” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or (b) the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.
“Liquidity” means, as of any date of determination, the sum of (a) the amount of unrestricted cash and Cash Equivalents of the Borrower on such date that are held in Deposit Accounts and/or Securities Accounts subject to Control Agreements and (b) the amount of the unused Commitments as of such date, minus (c) the amount of any Borrowing Base Deficiency.
“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and the Fee Letter.
“Loan Limit” means, at any time, the least of (a) the Aggregate Maximum Credit Amounts, (b) the then effective Borrowing Base and (c) the then effective Aggregate Elected Borrowing Base Commitments.
“Loan Parties” means, collectively, the Borrower and each Restricted Subsidiary.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and at any time while any Loans or LC Exposure are outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the sum of (x) the outstanding aggregate principal amount of the Loans, participation interests in Letters of Credit and Swingline Exposure of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)) and (y) the aggregate undrawn Commitments of all Non-Defaulting Lenders.
“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of ten percent (10%) of the then effective Borrowing Base.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, assets, operations, Property, or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to perform any of its payment obligations or other material obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.
“Material Disposition” means any Disposition of Property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of ten percent (10%) of the then effective Borrowing Base.
“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.
“Material Subsidiary” means, as of any date, (a) any Subsidiary that owns any Oil and Gas Properties evaluated in the Reserve Report most recently delivered to the Administrative Agent and the Lenders hereunder; and (b) any Restricted Subsidiary that, together with its Restricted Subsidiaries, as of the last day of the fiscal quarter of the Borrower most recently ended, contributed greater than (A) 2.5% of EBITDAX for such fiscal quarter or (B) 2.5% of Consolidated Total Assets as of such day; provided that in the event that all Immaterial Subsidiaries, taken together, contributed as of the last day of the fiscal quarter of the Borrower most recently ended EBITDAX or Consolidated Total Assets in excess of 5.0% of EBITDAX or Consolidated Total Assets, as applicable, of the Borrower and its Consolidated Restricted Subsidiaries for such quarter, the Borrower shall designate, by written notice to the Administrative Agent, one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 5.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder, and the Borrower shall cause such designated Material Subsidiaries to comply with Section 8.13(b); provided further that (i) in the event that the Borrower fails to so designate sufficient additional Subsidiaries as “Material Subsidiaries” as aforesaid, the Administrative Agent may, by prior written notice to and in consultation with the Borrower, designate sufficient additional Subsidiaries as “Material Subsidiaries” on the Borrower’s behalf, whereupon such Subsidiaries shall constitute “Material Subsidiaries” for all purposes of this Agreement and (ii) the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries (to the extent otherwise constituting Immaterial Subsidiaries) so long as Borrower is in compliance with the foregoing after giving pro forma effect to such designation.
“Maturity Date” means November 21, 2024.
“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), (b) increased or reduced from time to time pursuant to Section 2.07(g)(ii)(C) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Property” means any Property owned by the Borrower or any Subsidiary Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d), together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“Obligations” means (a) any and all amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, any Arranger, any Issuing Bank, the Swingline Lender, any Lender or any Related Party of any of the foregoing under any Loan Document (and, with respect to the Swingline Lender, under any Sweep Agreement); (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, payments in respect of an early termination of Secured Swap Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Restricted Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury, and any successor thereto.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Loan Parties.
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement and any other Loan Document, except any such taxes, charges or similar levies that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 5.04 or Section 5.05).
“Participant” has the meaning set forth in Section 12.04(c)(i).
“Participant Register” has the meaning set forth in Section 12.04(c)(ii).
“Permitted Acquisition” means any acquisition after the Effective Date (whether by purchase, merger, amalgamation, consolidation or otherwise) by the Borrower or any Subsidiary Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of all of the Equity Interests, Property or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:
(a)    no less than three (3) Business Days (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent (i) a written notice, which shall include the proposed closing date of such acquisition, (ii) the purchase, sale or transfer agreements for such acquisition, (iii) historical financial information with respect to the issuer of Equity Interests that are acquired and (iv) a certificate of a Financial Officer of Parent and the Borrower setting forth reasonably detailed calculations demonstrating pro forma compliance of the Borrower with Section 9.01(a) immediately after giving effect to such acquisition;
(b)    immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.06;
(c)    such acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired;
(d)    if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 8.13(b), a Guarantor;
(e)    such acquisition shall result in the Administrative Agent, for the benefit of the Lenders, being granted a security interest in any Equity Interests or any assets so acquired when and to the extent required by Section 8.13(b);

(f)    immediately after giving effect to such acquisition, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing; and
(g)    immediately after giving effect to such acquisition the Borrower is in pro forma compliance with Section 9.01(a) (using (A) Consolidated Total Debt outstanding on such date and (B) EBITDAX for the Reference Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available).
“Permitted Acquisition Consideration” shall mean in connection with any Permitted Acquisition, the aggregate amount (as valued at the fair market value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Debt and/or guarantee obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Debt incurred or assumed in connection with such Permitted Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof for the Borrower or its Restricted Subsidiaries.
“Permitted Additional Debt” means (a) any unsecured Debt of the Borrower or a Guarantor incurred after the Effective Date under Section 9.02(g) and (b) any Junior Lien Debt of the Borrower or a Guarantor incurred after the Effective Date under Section 9.02(h).
“Permitted Additional Debt Documents” means any credit agreement, notes, indenture, agreement, instrument or other definitive document governing, evidencing or related to, or securing, guaranteeing or otherwise providing credit support for, any such Permitted Additional Debt, as the same may be amended, modified or supplemented to the extent permitted by Section 9.04(b).
“Permitted Holders” means EnCap.
“Permitted Parent Payments” means the distribution by the Borrower to Parent from time to time of amounts necessary to fund the payment by or reimbursement of Parent of (i) its general corporate operating and overhead costs and expenses in the ordinary course of business and (ii) expenses related to the registration and offering of securities (in either case, including any such fees, costs or expenses of independent auditors, reserve engineers and legal counsel to Parent or such other entity, fees and expenses (including franchise, excise or similar taxes) required to maintain its corporate existence and customary salary, bonus and other benefits payable to its directors, officers and employees), to the extent such costs and expenses are reasonably attributable or related to the ownership of the Borrower and its Subsidiaries.
“Permitted Refinancing Debt” means Debt or Debt securities (whether registered or privately placed and whether convertible into Equity Interests or not), issued or incurred by the Borrower pursuant to Permitted Refinancing Documents (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all or any portion of any Permitted Additional Debt or any Permitted Refinancing Debt in respect thereof (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or to the extent the amount of outstanding principal thereof increases, so long as the Borrower is in compliance with Section 9.02(g) or Section 9.02(h), as applicable, and the Borrowing Base has been adjusted pursuant to Section 2.07(f)), and (ii) an amount necessary to pay any fees and expenses, including premiums and original issue discount, related to such exchange or refinancing; (b) such new Debt does not have any scheduled principal amortization prior to the date which is ninety-one (91) days after the Maturity Date as in effect on the date such new Debt is incurred; (c) such new Debt does not mature sooner than the date which is ninety-one (91) days after the Maturity Date as in effect on the date such new Debt is incurred; (d) such new Debt does not add scheduled recurring fees, add call or prepayment premiums materially less favorable to Parent, the Borrower and its Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower, or shorten any period for the payment of interest; (e) no Subsidiary or other Person is required to guarantee such new Debt unless such Subsidiary or other Person has guaranteed the Obligations pursuant to the Guaranty Agreement; (f) if such new Debt is senior subordinated Debt, such Debt is expressly subordinate to the payment in full of all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; (g) such new Debt and any guarantees thereof are on terms, taken as a whole, not materially less favorable to Parent, the Borrower and its Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower; (h) the financing documentation entered into by the Borrower and each of its Subsidiaries and the other Guarantors in connection therewith shall constitute Permitted Refinancing Documents; (i) such new Debt does not have any mandatory prepayment, redemption, defeasance, tender, sinking fund or repurchase provisions (other than customary change of control or asset sale tender offer provisions, in each case, to the extent permitted to be applied first to the Obligations); (j) such new Debt is not redeemable at the option of the holder thereof (other than with respect to the conversion of such new Debt into Equity Interests that do not constitute Disqualified Capital Stock) prior to the date which is ninety-one (91) days after the Maturity Date as in effect on the date such new Debt is incurred; (k) if the Refinanced Debt is unsecured, such new Debt shall be unsecured and (l) if the Refinanced Debt is Junior Lien Debt, such new Debt shall be secured only to the extent that (i) the Liens securing such new Debt are Junior Liens permitted pursuant to Section 9.03(e) and (ii) such Debt shall be at all times subject to the Intercreditor Agreement and the Obligations shall be secured on a senior priority basis to such Debt.
“Permitted Refinancing Documents” means any credit agreement, notes, indenture, agreement, instrument or other definitive document governing, evidencing or related to, or securing, guaranteeing or otherwise providing credit support for, any Permitted Refinancing Debt, as the same may be amended, modified or supplemented to the extent permitted by Section 9.04(b).
“Permitted Tax Distributions” means (a) with respect to any taxable period or portion thereof for which the Borrower or any its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal or applicable non-U.S., state or local income tax purposes of which a direct or indirect parent of the Borrower (including Parent) is the common parent (a “Tax Group”) or for which the Borrower is a partnership or disregarded entity for U.S. federal or applicable non-U.S., state or local income tax purposes in any applicable taxing jurisdiction that is wholly-owned (directly or indirectly) by an entity that is taxable as a corporation for such income tax purposes, the payment of any dividend or distribution by the Borrower to pay the portion of any U.S. federal, non-U.S., state or local income taxes (as applicable) of such Tax Group or such parent for such taxable period or portion thereof that are attributable to the net taxable income of the Borrower and/or the applicable Subsidiaries; provided that for each taxable period, the amount of such dividends or distributions made in respect of such taxable period or portion thereof in the aggregate will not exceed the amount that the Borrower and the applicable Subsidiaries, as applicable, would have been required to pay in respect of such net taxable income as stand-alone taxpayers or a stand-alone Tax Group; and (b) with respect to any taxable period or portion thereof during which the Borrower is a pass-through entity (including a partnership or disregarded entity) for U.S. federal income tax purposes and is not wholly-owned (directly or indirectly) by an entity that is taxable as a corporation for U.S. federal income tax purposes, (i) a dividend or distribution by the Borrower to Parent in an amount necessary to allow Parent to satisfy its U.S. federal, state and local and non-U.S. taxes with respect to items of gross income and gain allocated to it in respect of the Borrower’s Series A Redeemable Convertible Preferred Units (the “Preferred Unit Related Taxes”) and (ii) dividends or distributions to holders of Equity Interests in the Borrower, on a pro rata basis, in accordance with the number of  Borrower common units owned by each holder, in such amounts as is necessary to enable Parent to timely satisfy all of the U.S. federal, state and local and non-U.S. tax liabilities of Parent (other than any Preferred Unit Related Taxes), Lynden Energy Corp., a corporation existing under the laws of British Columbia and a wholly owned subsidiary of Parent, and Lynden USA Inc., calculated in the aggregate; provided, that, for the avoidance of doubt, taxable income allocated by the Borrower for any taxable period or portion thereof shall increase as a result of any tax examination, audit or adjustment for any prior taxable period or portion thereof; provided further that dividends or other distributions under clause (a) or clause (b) above in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Qualified ECP Counterparty” means, in respect of any Swap Agreement, the Borrower and each Guarantor that (a) has total assets exceeding $10,000,000 at the time any guarantee of obligations under such Swap Agreement or grant of the relevant security interest to secure such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Reference Period” means a period of four (4) consecutive fiscal quarters.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Remedial Work” has the meaning assigned to such term in Section 8.09(a).
“Required Lenders” means, at any time while no Loans or LC Exposure are outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and at any time while any Loans or LC Exposure are outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of (a) the outstanding aggregate principal amount of the Loans, participation interests in Letters of Credit and Swingline Exposure of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)) and (y) the aggregate undrawn Commitments of all Non-Defaulting Lenders.
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person (or in the case of any Person that is a partnership of such Person’s general partner). Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Loan Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party or any option, warrant or other right to acquire any such Equity Interests in any Loan Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its Swingline Exposure and its LC Exposure at such time.
“Revolving Loans” has the meaning set forth in Section 2.01.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Cash Management Agreement” means a Cash Management Agreement between (a) Parent, the Borrower or any Restricted Subsidiary and (b) a Secured Cash Management Provider.
“Secured Cash Management Obligations” means any and all amounts and other obligations owing by Parent, the Borrower or any other Loan Party to any Secured Cash Management Provider under any Secured Cash Management Agreement.
“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.
“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Restricted Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).
“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.
“Securities Account” has the meaning assigned to such term in the UCC.
“Security Instruments” means the mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates (including the Guaranty Agreement and each Control Agreement) now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Cash Management Agreements, Secured Swap Agreements, Sweep Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantor” means any Restricted Subsidiary of the Borrower that is a Guarantor.
“Swap Agreement” means (a) any agreement with respect to any swap, forward, future, cap transaction, floor transaction, collar transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, derivative transaction or option or similar agreement or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether exchange traded, “over-the-counter” or otherwise, and whether or not governed by or subject to any master agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, pricing or weather indices, total return, measures of economic, financial or pricing risk or value; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, (i) no agreement or obligation to physically sell any commodity at any index-based price and (ii) no phantom stock, profits interests or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall, in each case, be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Swingline Lender or any other cash management arrangement which the Borrower and the Swingline Lender have executed for purposes of effecting the borrowing and repayment of Swingline Loans.
“Swingline Commitment” means, as to the Swingline Lender, the amount set forth in the Swingline Commitment Agreement as the “Swingline Commitment” provided that the Swingline Commitment shall not exceed $20,000,000. The Swingline Commitment is part of, and not in addition to, the total Commitments.
“Swingline Commitment Agreement” means a written agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and any Person who is a Lender at the time of such agreement and who agrees to act as the Swingline Lender hereunder. The Swingline Commitment Agreement shall set forth the identity of the Swingline Lender (which Person shall be a Lender at the time of such agreement) and the amount of the Swingline Commitment, each of which shall be subject to the written consent of the Administrative Agent and the Borrower.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means the Lender identified as the “Swingline Lender” in the Swingline Commitment Agreement, in its capacity as a lender of Swingline Loans hereunder, together with its successors in such capacity.
“Swingline Borrowing” means a Borrowing of Swingline Loans.
“Swingline Loan” has the meaning assigned to such term in Section 2.09(a).
“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.09(b).
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable

(whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
“Transaction Expenses” means any costs, charges, fees or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries (or by EnCap or any direct or indirect parent entity of the Borrower and reimbursed by the Borrower) in connection with (x) the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and (y) the refinancing of existing Debt outstanding under the Existing Credit Agreement on the Effective Date.
“Transactions” means, (a) with respect to Parent, the execution, delivery and performance by Parent of this Agreement, (b) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and, as applicable, the grant of Liens by the Borrower on Mortgaged Properties pursuant to the Security Instruments, (c) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Guarantor and (d) with respect to each Subsidiary Guarantor, such Subsidiary Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and, as applicable, the grant of Liens by such Subsidiary Guarantor on Mortgaged Properties pursuant to the Security Instruments.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means (a) initially, so long as it otherwise constitutes a Subsidiary, meets the requirements of Section 1.06 and has not been designated a Restricted Subsidiary, any Subsidiary of the Borrower designated as an Unrestricted Subsidiary on Schedule 7.14 on the date hereof and (b) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary after the date hereof in accordance with, and subject to the satisfaction of the conditions set forth in, Section 1.06.
“U.S. Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries of the Borrower or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries of the Borrower.
“Wholly-Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Borrower.
“Withholding Agent” means Borrower, any Guarantor and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Parent’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
Section 1.06    Designation and Conversion of Restricted and Unrestricted Subsidiaries.
(a)    Unless designated in writing to the Administrative Agent by the Borrower in accordance with clause (b) below, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries after the date hereof (whether by formation, acquisition or merger) shall be classified as a Restricted Subsidiary. On the date hereof, except as set forth on Schedule 7.14, all Subsidiaries of the Borrower are Restricted Subsidiaries.
(b)    The Borrower may designate by prior written notice thereof to the Administrative Agent, any Restricted Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary (other than any Restricted Subsidiary that owns or has an interest in any Property assigned value in the Borrowing Base then in effect, as determined by the Administrative Agent), provided that (i) both before, and immediately after giving effect, to such designation, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation, (B) the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01, (C) the representations and warranties of Parent, the Borrower and its Restricted Subsidiaries contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such date); (ii) such Subsidiary is not a “restricted subsidiary” for purposes of any indenture or other agreement governing Debt of the Borrower or a Restricted Subsidiary; (iii) such designation shall be deemed to be an Investment in an amount equal to the fair market value of Borrower's direct and indirect ownership interest in such Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Sections 9.05(k), 9.05(l), 9.05(m), 9.05(n) and 9.05(p) on the date of such designation (it being understood that, for the avoidance of doubt, any calculation regarding whether an Investment is permitted under Section 9.05(k) shall be made without duplication of any Investments previously made in such Person pursuant to Section 9.05(k)); (iv) such designation shall be deemed to be a Disposition pursuant to which the provisions of Section 2.07(e) shall apply; (v) after giving effect to such designation, such Subsidiary is in compliance with the requirements of Section 8.17; and (vi) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(v) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating compliance on a pro forma basis with the covenants set forth in Section 9.01). Except as provided in this Section 1.06, no Subsidiary may be designated (and no Restricted Subsidiary may be redesignated) as an Unrestricted Subsidiary.
(c)    If, at any time, any Unrestricted Subsidiary would fail to meet the requirements for an Unrestricted Subsidiary set forth in Section 8.17, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement (and, for the avoidance of doubt, any Investment, Debt and Liens of such Subsidiary existing at such time shall be deemed to be incurred by such Subsidiary as of such time and, if such Investments, Debt and Liens are not permitted to be incurred as of such time under Article IX, an Event of Default shall occur).
(d)    The Borrower may designate by prior written notice thereof to the Administrative Agent any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) both before, and immediately after giving effect, to such designation, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result from such designation, (B) the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 9.01, (C) the representations and warranties of Parent, the Borrower and its Restricted Subsidiaries contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such date), (iii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt, or Liens of such Subsidiary existing at such time, and the Borrower shall be in compliance with Article IX after giving effect to such designation, (iv) immediately after giving effect to such designation, the Borrower and such Subsidiary shall be in compliance with the requirements of Section 8.13 and (v) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iv) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating compliance on a pro forma basis with the covenants set forth in Section 9.01).
Section 1.07    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement or required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.08    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
Section 1.09    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans (“Revolving Loans”) in dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the Loan Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.
Section 2.02    Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the

Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)    Notes. Upon request of such Lender, the Loans made by a Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and, in the case of (i) any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, (ii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Borrowing Base Commitments pursuant to Section 2.07(g), such Note shall be dated as of the effective date of such increase, or (iii) in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, payable to such Lender or its registered assigns in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender or its registered assigns in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03    Requests for Borrowings. To request a Borrowing of Revolving Loans, the Borrower shall notify the Administrative Agent of such request by telephone or electronic communication (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such Borrowing Request shall be irrevocable and, if made by telephone, shall be confirmed promptly by hand delivery, facsimile or electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)    the amount of the then effective Borrowing Base and the then effective Aggregate Elected Borrowing Base Commitments, the current total Revolving Credit Exposures, excluding Swingline Exposure (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures, excluding Swingline Exposure (giving effect to the requested Borrowing); and

(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the Loan Limit.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.04 shall not apply to Swingline Loans, which may not be converted or continued.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or electronic communication by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if made by telephone, shall be confirmed promptly by hand delivery, facsimile or electronic communication to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, acting at the direction of the Majority Lenders, has notified the Borrower that no conversion of outstanding Borrowings into, or continuation as, Eurodollar Borrowings shall be permitted, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.09. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower subject to a Control Agreement and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)    Optional Termination and Reduction of Aggregate Maximum Credit Amounts.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the Loan Limit.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
Section 2.07    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $325,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f) or Section 8.12(c).
(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on or about May 1 and November 1 of each year, beginning on May 1, 2020. In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, one time between Scheduled Redeterminations, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations, (ii) the Administrative Agent may, at the direction of the Required Lenders, following the first Scheduled Redetermination hereunder, one time between successive Scheduled Redeterminations, by notifying the Borrower thereof, elect to cause the Borrowing Base to be redetermined, and (iii) the Borrower may elect, by notifying the Administrative Agent of any acquisition of Oil and Gas Properties by the Borrower or its Restricted Subsidiaries with a purchase price in the aggregate of at least five percent (5%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined prior to the initial Scheduled Redetermination or between Scheduled Redeterminations (each, an “Interim Redetermination”) in accordance with this Section 2.07.
(c)    Scheduled and Interim Redetermination Procedure.

(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.
(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on or before April 15th and October 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
(iii)    Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders (in each Lender’s sole discretion consistent with its normal oil and gas lending criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders (in each Lender’s sole discretion consistent with its normal oil and gas lending criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be (i) in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, an approval of the Proposed Borrowing Base and (ii) in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, a disapproval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (A) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (B) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:
(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on May 1st or November 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and
(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f) or Section 8.12(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
(e)    Reduction of Borrowing Base Related to Disposition of Borrowing Base Properties and/or Liquidation of Swap Agreements. If (i) any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party is Liquidated or (ii) the Borrower or any Restricted Subsidiary Disposes of any Borrowing Base Property or Equity Interests in any Restricted Subsidiaries owning Borrowing Base Properties, and the Borrowing Base value assigned to the Liquidated portion of such Swap Agreement or such Borrowing Base Property or Equity Interests in such Restricted Subsidiaries owning Borrowing Base Properties, as applicable, when combined with the sum of (A) the Borrowing Base value of all other Dispositions of Borrowing Base Properties or Equity Interests in Restricted Subsidiaries owning Borrowing Base Properties, in each case since the most recent Scheduled Redetermination Date and (B) the Borrowing Base value of the Liquidated portion of other Swap Agreements Liquidated since the most recent Scheduled Redetermination Date (after giving effect to the Borrowing Base value of any Swap Agreements executed since the most recent Scheduled Redetermination Date, including, for the avoidance of doubt, any Swap Agreements executed concurrently with such Liquidation), exceeds seven-and-one-half percent (7.5%) of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base then in effect shall be reduced by an amount equal to the value, if any, assigned to the Liquidated portion of such Swap Agreement in the then effective Borrowing Base (after giving effect to the Borrowing Base value of any Swap Agreements executed since the most recent Scheduled Redetermination Date, including, for the avoidance of doubt, any Swap Agreements executed concurrently with such Liquidation) and/or the value assigned to such Disposed Borrowing Base Property in the most recently delivered Reserve Report, as the case may be, in each case as determined by the Administrative Agent. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such Disposition and/or Liquidation, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder.
(f)    Reduction of Borrowing Base Upon Issuance of Permitted Additional Debt and Permitted Refinancing Debt. Notwithstanding anything to the contrary contained herein, upon the incurrence of (i) any Permitted Additional Debt after the Effective Date in reliance on Section 9.02(g) or Section 9.02(h) or (ii) any Permitted Refinancing Debt in reliance on Section 9.02(i) in a principal amount in excess of the then-outstanding aggregate principal amount of Permitted Additional Debt or Permitted Refinancing Debt being refinanced with such Permitted Refinancing Debt, then, in each case, the Borrowing Base then in effect shall be reduced immediately upon the date of such incurrence by an amount equal to the product of 0.25 multiplied by (x) the stated principal amount of such Permitted Additional Debt incurred (in the case of clause (i) above) or (y) the amount of such excess Permitted Refinancing Debt incurred (in the case of clause (ii) above). The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.07(f), if any such Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.
(g)    Reduction/Termination of Aggregate Elected Borrowing Base Commitments; Additional Lenders; Increase in Aggregate Elected Borrowing Base Commitments.
(i)    The Borrower may from time to time by written notice to the Administrative Agent reduce or terminate the Aggregate Elected Borrowing Base Commitments; provided that (A) each reduction of the Aggregate Elected Borrowing Base Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (other than in connection with a Scheduled Redetermination or Interim Redetermination) and (B) such reduction or termination shall not become effective if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the Loan Limit. The Borrower shall notify the Administrative Agent of any election to reduce or terminate the Aggregate Elected Borrowing Base Commitments under this Section 2.07(g)(i) at least three Business Days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof; each notice delivered by the Borrower pursuant to this Section 2.07(g)(i) shall be irrevocable, provided that a notice of termination of the Aggregate Elected Borrowing Base Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction of the Aggregate Elected Borrowing Base Commitments shall occur on the effective date of such reduction specified in such written notice and shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
(ii)    (A) Subject to the conditions set forth in Section 2.07(g)(ii)(B), the Borrower may, at any time and from time to time increase the Aggregate Elected Borrowing Base Commitments up to an amount not to exceed the then effective Borrowing Base by providing written notice of such requested increase to the Administrative Agent (an “Increase Notice”). Each such Increase Notice shall specify (x) the proposed effective date of the increase (the “Increase Effective Date”), which date shall be no earlier than three (3) Business Days (or such earlier date as the Administrative Agent may agree in its sole discretion) after receipt by the Administrative Agent of such Increase Notice and (y) the amount of such requested increase to the Aggregate Elected Borrowing Base Commitments.

(B)    Any increase in the Aggregate Elected Borrowing Base Commitments shall be subject to the following additional conditions:
(1)    such increase shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or such lesser amount up to the Borrowing Base), unless in each case the Administrative Agent otherwise consents to a lesser amount;
(2)    both immediately before and immediately after giving effect to such increase and any Borrowing made on the date of such increase, no Default, Event of Default or Borrowing Base Deficiency exists or would exist;
(3)    the Borrower shall have paid to the Administrative Agent, the Arrangers and the Lenders all fees and other amounts due and payable on or prior to the effective date of such increase (including in connection with such increase);
(4)    immediately after giving effect to such increase, the Aggregate Elected Borrowing Base Commitments do not exceed the Borrowing Base then in effect;
(5)    no Lender shall be obligated to provide any portion of such increase in the Aggregate Elected Borrowing Base Commitments (it being understood that any Lender’s decision to agree to participate in such increase shall be made in its sole and absolute discretion and only with such Lender’s prior written consent);
(6)    the Borrower may seek commitments in respect of such increase, in its sole discretion, from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from one or more additional banks or financial institutions with the prior written consent of each of the Administrative Agent, the Issuing Banks and the Swingline Lender (such consent not to be unreasonably withheld or delayed) (“Additional Lenders”);
(7)    Each existing Lender or Additional Lender that agrees to provide any portion of such increase shall evidence its agreement by executing and delivering to the Borrower and the Administrative Agent a certificate substantially in the form of Exhibit H hereto (a “Lender Certificate”); and
(8)    the Administrative Agent shall have received Lender Certificates with commitments in an aggregate amount equal to the requested increase to the Aggregate Elected Borrowing Base Commitments as specified in the Increase Notice (or such lesser amount as the Borrower may elect in its sole discretion).
(C)    Subject to the satisfaction of the conditions specified in Section 2.07(g)(ii)(B), the requested increase to the Aggregate Elected Borrowing Base Commitments shall become effective on the Increase Effective Date, and upon such effectiveness: (1) the Aggregate Elected Borrowing Base Commitments automatically without further action by the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender or any Lender shall be increased by an amount equal to the aggregate amount indicated in the executed Lender Certificates; and (2) the Aggregate Maximum Credit Amounts of the Lenders will be reallocated so that after giving effect to the increase to the Aggregate Elected Borrowing Base Commitments, each Lender will hold a Maximum Credit Amount equal to such Lender’s portion of the Aggregate Elected Borrowing Base Commitments. The Administrative Agent, the Lenders and the Borrower hereby consent and agree to such reallocation. On the Increase Effective Date, the Administrative Agent shall distribute to the Borrower and the Lenders (including each Additional Lender) a revised Annex

I to this Agreement, which shall set forth the Maximum Credit Amount and the Commitment of each Lender after giving effect to such reallocation, and such revised Annex I shall amend and restate and supersede and replace Annex I to this Agreement as in effect immediately prior to the Increase Effective Date. With respect to such reallocation, each Lender shall be deemed to have acquired the Maximum Credit Amount and Commitment allocated to it from each of the other Lenders pursuant to the terms of the Assignment and Assumption, as if the Lenders had executed an Assignment Agreement with respect to such allocation. On the Increase Effective Date, the Administrative Agent shall take the actions specified in Section 12.04(b)(v), including recording the assignments described herein in the Register, and such assignments shall be effective for purposes of this Agreement. Notwithstanding Section 12.04(b)(ii)(C), no Person shall be required to pay a processing and recordation fee of $3,500 to the Administrative Agent in connection with such assignments. If, on the Increase Effective Date, any Eurodollar Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 5.02 in connection with the reallocation of such outstanding Eurodollar Loans to effectuate the provisions of this paragraph.
(iii)    Notwithstanding anything herein to the contrary, contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Borrowing Base Commitments ratably among the Lenders and (B) each Lender has consented to such increase in the Aggregate Elected Borrowing Base Commitments, then the Aggregate Elected Borrowing Base Commitments shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the conditions set forth in Section 2.07(g)(ii)(B)) without the requirement that any Lender deliver a Lender Certificate.
Section 2.08    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)    specifying the amount of the then effective Borrowing Base and the then effective Aggregate Elected Borrowing Base Commitments and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures, excluding Swingline Exposure (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures, excluding Swingline Exposure (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) (x) the Issuing Bank LC Exposure of each Issuing Bank (other than BOKF) shall not exceed its LC Commitment and (y) the Issuing Bank LC Exposure of BOKF shall not exceed the aggregate undrawn amount of all Existing Letters of Credit on the Effective Date, (ii) the total LC Exposure shall not exceed the LC Sublimit, (iii) no Lender’s Revolving Credit Exposure shall exceed its Commitment and (iv) the total Revolving Credit Exposures shall not exceed the Loan Limit. The Borrower may at any time terminate, or from time to time reduce, the LC Commitment of any Issuing Bank; provided that the Borrower shall not reduce the LC Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.
If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date selected by the Borrower that is no more than fifteen months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date either selected by the Borrower or set forth in such Letter of Credit that is, in either case, no more than eighteen months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. If the Borrower so requests in any applicable notice given pursuant to Section 2.08(b) and the applicable Issuing Bank agrees to do so, such Issuing Bank may issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit the applicable Issuing Bank to prevent any such renewal at least once in each fifteen-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such fifteen-month period to be agreed upon by the Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued and any such Letter of Credit may not have an expiration date later than the date that is five (5) Business Days prior to the Maturity Date. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than thirty (30) days prior to the Maturity Date; provided, further, that such Issuing Bank shall not permit any such renewal if (A) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the date that such Issuing Bank is permitted to send a notice of non-

renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.02 is not then satisfied.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or electronic communication) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding that the Borrower cash collateralize the outstanding LC Exposure, (ii) the Borrower is required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (iii) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest) at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, an amount in cash in dollars equal to such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon (such cash to be deposited into a cash collateral account for the benefit of the applicable Issuing Bank); provided that the obligation to deposit such cash collateral shall become effective immediately, and shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, except as provided in the last sentence of this Section 2.08(j), shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Subsidiary may now or hereafter have against any such beneficiary, the Issuing Banks, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the events giving rise to such cash collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.
(k)    Existing Letters of Credit. On the Effective Date, each of the letters of credit listed on Schedule 2.08 (the “Existing Letters of Credit”) shall be deemed to have been issued as Letters of Credit under this Agreement by BOKF as Issuing Bank, without payment of any fees otherwise due upon the issuance of a Letter of Credit, and such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation, to the extent of such Lender’s Applicable Percentage, in such Letter of Credit. Notwithstanding anything to the contrary set forth herein, the Borrower and BOKF, as Issuing Bank, hereby agree that BOKF shall not be required to (i) issue additional Letters of Credit or (ii) extend, renew or increase any Existing Letter of Credit.
Section 2.09    Swingline Loans.
(a)    Swingline Loan Subfacility. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.09(a) and in Section 2.09(c), to make Loans (each such loan, a “Swingline Loan”), to the Borrower from time to time on any Business Day in an aggregate amount such that the Swingline Exposure shall not exceed at any time outstanding the amount of the Swingline Commitment in effect at such time (including immediately after giving effect to any requested Swingline Loan), notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the outstanding amount of the Loans and LC Exposure of the Swingline Lender, may exceed the amount of the Swingline Lender’s Commitment at such time; provided, however, that after giving effect to any Swingline Loan, (A) the total Revolving Credit Exposures (including, for the avoidance of doubt, the Swingline Loans) shall not exceed the Loan Limit at such time, and (B) the sum of the aggregate outstanding amount of the Loans of any Lender at such time (other than Swingline Loans of the Swingline Lender made in its capacity as the Swingline Lender), plus such Lender’s Applicable Percentage of the outstanding amount of LC Exposure at such time, plus such Lender’s Applicable Percentage of the outstanding amount of Swingline Exposure at such time, shall not exceed such Lender’s Commitment; and provided further that no Swingline Loan may be requested to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow the Swingline Loans under this Section 2.09(a), prepay them under Section 2.09(c)(i) and reborrow under this Section 2.09(a); provided that in no event shall there be more than one submitted notice of Swingline Loan borrowing or non-automatic prepayment per calendar week (for the avoidance of doubt, the foregoing shall not apply to automatic borrowings and prepayments as set forth in Section 2.09(g) or refinancings pursuant to Section 2.09(c)(ii)).
(b)    Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone or electronic communication. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m., Houston, Texas time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or any whole multiple of $100,000 in excess thereof (except in the case of Swingline Loans made pursuant to Section 2.09(g)), and

(ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice in substantially the form of Exhibit B-2 and signed by the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice or the respective electronic communication, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m., Houston, Texas time on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.09(a), (B) that one or more of the applicable conditions specified in Section 6.02 is not then satisfied, or (C) that any Lender is at such time a Defaulting Lender hereunder (unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender), then subject to the terms and conditions hereof, the Swingline Lender will, not later than 5:00 p.m., Houston, Texas time on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.
(c)    Prepayment, Repayment and Refinancing of Swingline Loans.
(i)    Upon notice to the Swingline Lender (with a copy to the Administrative Agent), the Borrower may voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swingline Lender and the Administrative Agent not later than 3:00 p.m. Houston, Texas time on the date of the prepayment, (2) any such prepayment shall be in a minimum principal amount of $200,000 (or, if less, the remaining outstanding principal amount thereof) and (3) such prepayment shall be accompanied by accrued interest on the amount prepaid. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. For the avoidance of doubt, this Section 2.09(c)(i) shall not apply to any automatic prepayment of Swingline Loans made pursuant to Section 2.09(g).
(ii)    The Swingline Lender at any time in its sole and absolute discretion, may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Loan (which shall be an ABR Loan) in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 and Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of ABR Borrowings, but subject to the unutilized portion of the Loan Limit and the conditions set forth in Section 6.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable borrowing notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s payment office not later than 2:00 p.m. Houston, Texas time on the day specified in such Borrowing Request, whereupon, subject to Section 2.09(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(iii)    If for any reason any Swingline Loan cannot be refinanced by such a Loan in accordance with Section 2.09(c)(ii), the request for Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders acquire a risk participation in the relevant Swingline Loan. Each Lender shall acquire such risk participation by making an amount equal to its Applicable Percentage of the amount of the relevant Swingline Loans available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s payment office not later than 2:00 p.m. Houston, Texas time on the day specified in the Borrowing Request delivered pursuant to Section 2.09(c)(ii). The Administrative Agent shall remit the funds so received to the Swingline Lender.
(iv)    If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.09(c) by the time specified in Section 2.09(c)(ii), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iv) shall be conclusive absent manifest error.
(v)    Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.09(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that, notwithstanding the foregoing, no Lender shall have any obligation to make Loans or to purchase and fund risk participations in any Swingline Loan pursuant to this Section 2.09(c), if after giving effect to the making of such Swingline Loan, the total Revolving Credit Exposures exceeded the Loan Limit at such time as a result thereof. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be refunded by the Swingline Lender under any of the circumstances described in Section 12.05(b) (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The

Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Loan or risk participation pursuant to this Section 2.09 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.
(f)    Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
(g)    Sweep to Loan System. At the option of the Swingline Lender, subject to revocation by the Swingline Lender at any time and from time to time, the Borrower may utilize the Swingline Lender’s “Sweep to Loan” automated system for obtaining Swingline Loans and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swingline Loans shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement; provided that (A) after giving effect to any Swingline Loan, (1) the aggregate amount of Swingline Exposure shall not exceed the amount of the Swingline Commitment (notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the outstanding amount of the Loans and LC Exposure of the Swingline Lender, may exceed the amount of the Swingline Lender’s Commitment at such time), (2) the total Revolving Credit Exposures (including, for the avoidance of doubt, the Swingline Loans) shall not exceed the Loan Limit at such time and (3) the sum of the aggregate outstanding amount of the Loans of any Lender at such time (other than Swingline Loans of the Swingline Lender made in its capacity as the Swingline Lender), plus such Lender’s Applicable Percentage of the outstanding amount of LC Exposure at such time, plus such Lender’s Applicable Percentage of the outstanding amount of Swingline Exposure at such time, shall not exceed such Lender’s Commitment at such time; and (B) if the Swingline Lender receives any notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) or the Borrower (1) directing the Swingline Lender not to make any new Swingline Loan as a result of the limitations set forth in the preceding clause (A), (2) that one or more of the applicable conditions specified in Section 6.02 is not then satisfied, or (3) any Lender is at such time a Defaulting Lender hereunder (unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender), then the Swingline Lender will not make any new Swingline Loans pursuant to the “Sweep to Loan” system until such time as the Swingline Lender shall have subsequently received notice (by telephone or in writing) from the Administrative Agent rescinding any such prior notice. Each time a Swingline Loan is made using the “Sweep to Loan” system, the Borrower shall be deemed to have represented and warranted to the Swingline Lender, the Administrative Agent and the Lenders that (x) the conditions set forth in Section 6.02 have been satisfied and (y) after giving effect to such Swingline Loan, (1) the total Revolving Credit Exposures (including, for the avoidance of doubt, the Swingline Loans) do not exceed the Loan Limit at such time and (2) the aggregate Swingline Exposure does not exceed the Swingline Commitment in effect at such time. Principal and interest on such Swingline Loans requested, or deemed requested, pursuant to this Section 2.09(g) shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of each Swingline Loan shall be paid in full, together with accrued interest thereon, on the earlier to occur of (x) the date that is ninety (90) days after the date such Swingline Loan is made and (y) the Termination Date, as applicable. The Swingline Lender may suspend or revoke the Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason or for not reason, and immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrower for the funding of such Swingline Loans hereunder (or otherwise), and the regular procedures set forth elsewhere in this Section 2.09 for the making of Swingline Loans shall be deemed immediately to apply. At any time during which the “Sweep to Loan” system is in effect, not later than 9:00 a.m. Houston, Texas time on each Business Day, the Swingline Lender shall notify the Administrative Agent and the Borrower (which may be via email) of the total outstanding principal amount of all Swingline Loans and all repayments thereof as of the close of business on the prior Business Day (and no Swingline Loans shall be made pursuant to the “Sweep to Loan” system to the extent the Swingline Lender has ceased providing such notices).
(h)    Replacement or Appointment of the Swingline Lender. The Swingline Lender may be replaced at any time (or, after any resignation of the Swingline Lender under Section 2.09(i), appointed) by written agreement among the Borrower, the Administrative Agent, the successor (or appointee) Swingline Lender and, in the case of replacement, the replaced Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement or appointment of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 3.02. From and after the effective date of any replacement (or appointment) of a Swingline Lender, (i) the successor (or appointed) Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor (or appointee) or to any previous Swingline Lender, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall be discharged from its duties and obligations in such capacity hereunder, but shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement (including Section 12.03) with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(i)    Resignation of the Swingline Lender. The Swingline Lender may resign as a Swingline Lender at any time, in its sole discretion, upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders (regardless of whether or not any replacement Swingline Lender shall have been appointed pursuant to Section 2.09(h) at such time). At the time any such resignation shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the resigning Swingline Lender pursuant to Section 3.02. After the resignation of the Swingline Lender hereunder, the resigning Swingline Lender shall be discharged from its duties and obligations in such capacity hereunder, but shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement (including Section 12.03) with respect to Swingline Loans made by it prior to its resignation, but shall not be required to make additional Swingline Loans.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent (a) for the account of each Lender, the then unpaid principal amount of each Revolving Loan on the Termination Date and (b) for the account of the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier to occur of (x) the date that is ninety (90) days after the date such Swingline Loan is made and (y) the Termination Date, as applicable.
Section 3.01    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then (x) automatically, in the case of an Event of Default pursuant to Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j), or (y) upon notice thereof to the Borrower from the Administrative Agent, at the request of the Majority Lenders, in the case of any other Event of Default, as applicable, all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than (i) an optional prepayment of an ABR Loan prior to the Termination Date and (ii) an automatic prepayment of a Swingline Loan pursuant to Section 2.09(g)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error or bad faith, and be binding upon the parties hereto.
Section 3.03    Alternate Rate of Interest.
(a)    Unless and until a Benchmark Replacement is implemented in accordance with Section 3.03(b) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or
(ii)    the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made, as an ABR Borrowing.
(b)    Effect of Benchmark Transition Event.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b).
(iv)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the LIBO Rate will not be used in any determination of the Alternate Base Rate.

Section 3.04    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or electronic communication) or by electronic communication of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Maximum Credit Amounts as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02. For the avoidance of doubt, this Section 3.04(b) shall not apply any prepayment of Swingline Loans, which shall be governed by Section 2.09(c)(i).
(c)    Mandatory Prepayments.
(i)    If, after giving effect to any termination or reduction of (A) the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (B) the Aggregate Elected Borrowing Base Commitment pursuant to Section 2.07(g), the total Revolving Credit Exposures exceeds the Loan Limit, then the Borrower shall (1) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (2) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).
(ii)    Upon any Scheduled Redetermination or Interim Redetermination or adjustment to the amount of the Borrowing Base in accordance with Section 8.12(c), if the total Revolving Credit Exposures exceeds the Loan Limit after giving effect to the redetermined or adjusted Borrowing Base, then after receiving a New Borrowing Base Notice in accordance with Section 2.07(d) or a notice of adjustment pursuant to Section 8.13(c), as the case may be (the date of receipt of any such notice, the “Deficiency Notification Date”), the Borrower shall at its option take one of the following actions: (c) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency (and to the extent that any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j)) within thirty (30) days following the Deficiency Notification Date; (d) prepay the Borrowings (and to the extent that any deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j)) in six consecutive equal monthly installments, the first installment being due and payable on the 30th day after the Deficiency Notification Date and each subsequent installment being due and payable on the same day in each of the subsequent calendar months, with each payment being equal to one-sixth (1/6th) of such Borrowing Base Deficiency, so that the Borrowing Base Deficiency is reduced to zero within six months of the Deficiency Notification Date; (e) grant, within thirty (30) days following the Deficiency

Notification Date, to the Administrative Agent as security for the Obligations a first-priority Lien on additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion not evaluated in the most recently delivered Reserve Report (and not already subject to a Lien of the Security Instruments) pursuant to Security Instruments acceptable to the Administrative Agent with sufficient Borrowing Base value (as determined by the Required Lenders) to cure the Borrowing Base Deficiency; provided that in no event may the Borrower elect the option specified in this clause (C) if fewer than ninety (90) days remain until the Maturity Date; or (f) deliver, within 10 Business Days after the Deficiency Notification Date, written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clauses (A), (B) and/or (C) above, and also indicating the amount to be prepaid and the amount to be provided as additional Collateral, and (ii) make such payment and deliver such additional Collateral within the time required under clauses (A), (B) and/or (C) above; provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date and provided, further, that (x) in case the Loan Limit equals or exceeds total Revolving Credit Exposures (as a result of any Scheduled Redetermination or Interim Redetermination or adjustment to the amount of the Borrowing Base in accordance with Section 8.12(c)) after the Deficiency Notification Date, the requirements of clauses (A), (B) and/or (C) above shall cease to apply to the Borrower upon receipt of the relevant New Borrowing Base Notice in accordance with Section 2.07(d) or a notice of adjustment pursuant to Section 8.13(c), as the case may be and (y) in case the amount of the Borrowing Base Deficiency is reduced (as a result of any Scheduled Redetermination or Interim Redetermination or adjustment to the amount of the Borrowing Base in accordance with Section 8.12(c)) after the Deficiency Notification Date, upon receipt of the relevant New Borrowing Base Notice in accordance with Section 2.07(d) or a notice of adjustment pursuant to Section 8.13(c), as the case may be, any reference in clauses (A), (B) and/or (C) to the amount of the Borrowing Base Deficiency shall be deemed to be the reference to the amount of the Borrowing Base Deficiency reduced as set forth in this proviso (y). In the event the Borrower fails to provide written notice to the Administrative Agent within ten (10) Business Days after the Deficiency Notification Date indicating which of the options specified in clauses (A), (B) or (C) the Borrower elects to take in order to eliminate the Borrowing Base Deficiency (including, for the avoidance of doubt, a written notice delivered pursuant to clause (D) above), the Borrower shall be deemed to have irrevocably elected the option set forth in clause (A) above. The failure of the Borrower to comply with any of the options elected (including any deemed election) pursuant to the provisions of this Section 3.04(c)(ii) and specified in such notice (or relating to such deemed election) shall constitute an Event of Default.
(iii)    Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e) or Section 2.07(f), if the total Revolving Credit Exposures exceeds Loan Limit after giving effect to the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess on the second (2nd) Business Day after such adjustment to the Borrowing Base; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.
(iv)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any Swingline Loans then outstanding, second, ratably to any ABR Borrowings then outstanding, and, third, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05    Fees.
(a)    Commitment Fees. Except as otherwise provided in Section 4.03(c), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Commitments for the purpose of calculating such fee (provided, further, however, that any Swingline Loan that is refinanced into an ABR Loan pursuant to Section 2.09 shall be considered usage of the Commitments for the purpose of calculating such fee). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.10% per annum on the average daily amount of the respective Issuing Bank LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any quarter, and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(d)    Arranger Fees. The Borrower agrees to pay to each Arranger, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.
(e)    Commitment Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender party to this Agreement that has agreed to increase its portion of the Aggregate Elected Borrowing Base Commitments, ratably in accordance with its Applicable Percentage, a fee in an amount to be agreed by the applicable Lenders and the Borrower on the amount of any increase of the Aggregate Elected Borrowing Base Commitments, payable on the effective date of any such increase.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Banks or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.02    Deductions by the Administrative Agent; Defaulting Lenders.
(a)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 4.02, Section 5.03(h), Section 11.10 or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the applicable Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid.
(b)    Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).
(ii)    The Commitment, the Maximum Credit Amount and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender; and provided, further, that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.
(iii)    If any LC Exposure or Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:
(A)    all or any part of the LC Exposure and Swingline Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (c) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure and Swingline Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, and (2) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure and Swingline Exposure does not exceed such Non-Defaulting Lender’s Commitment; provided that, subject to Section 12.19, no such reallocation will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower, without prejudice to any right or remedy available to it hereunder or under law, shall within one Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;
(C)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(D)    if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(E)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is reallocated and/or cash collateralized.
(iv)    So long as such Lender is a Defaulting Lender, (A) the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit and (B) the Swingline Lender shall not be required to fund any Swingline Loan, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then-outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.08(j), and that any Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit, shall in each case be allocated among non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank or the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, and the Swingline Lender shall not be required to fund any Swingline Loan, unless such Issuing Bank or the Swingline Lender, as applicable, shall have entered into arrangements with the Borrower, such Lender or the Non-Defaulting Lenders, satisfactory to such Issuing Bank, as the case may be.
In the event that the Administrative Agent, the Borrower, the applicable Issuing Bank(s) and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender and such Lender is no longer a Defaulting Lender, then the LC Exposure and the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary, such Lender shall purchase at par such of the Loans (other than Swingline Loans) and/or participations in Letters of Credit and Swingline Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and/or participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Subsidiary Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Subsidiary Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence and continuance of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01    Increased Costs.
(a)    Eurodollar Changes in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or
(iii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, converting or continuing any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error or bad faith. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section

5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error or bad faith. Except in cases of manifest error or bad faith, the Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 5.03    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if the Withholding Agent shall be required to deduct or withhold any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Withholding Agent shall make such deductions or withholdings and (iii) the Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing

Bank, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error or bad faith.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN (as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN-E, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Status of Administrative Agent. On or prior to the date of this Agreement, Wells Fargo Bank, National Association, shall (and any successor or replacement Administrative Agent shall, on or before the date on which it becomes the Administrative Agent hereunder), deliver to the Borrower two duly executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI or IRS Form W-8BEN-E (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.
(g)    Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(h)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error or bad faith. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).
Section 5.04    Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05    Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, (iv) the Majority Lenders provided their consent to increase or maintain the Borrowing Base pursuant to Section 2.07(c)(iii), or (v) the Majority Lenders provided their approval with respect to an amendment, waiver or consent requiring the approval of all Lenders or all affected Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (and in the case of clause (iv) above, within thirty (30) days of the effectiveness of the redetermination of the Borrowing Base pursuant to Section 2.07(d)), require, in the case of clauses (i) through (iii) above, such Lender, in the case of clause (iv) above, any Lender that did not consent to either increase or maintain the Borrowing Base then in effect, or, in the case of clause (v) above, any Lender that did not approve the applicable amendment, waiver or consent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments and (D) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 5.06    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)    The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced on or prior to the Effective Date, the reasonable and documented fees and expenses of Paul Hastings LLP, counsel to the Administrative Agent).
(b)    The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of Parent, the Borrower and each Guarantor each setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of Parent, the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of Parent, the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which Parent, the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the partnership agreement, the limited liability company agreement, the articles or certificate of incorporation and bylaws or other applicable organizational documents of Parent, the Borrower and such Guarantor certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from Parent or the Borrower to the contrary.
(c)    The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of Parent, the Borrower and each Guarantor.
(d)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(e)    The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the Effective Date.
(f)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement, the Mortgages and the other Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall have received:
(i)    Security Instruments that will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create first priority, perfected Liens (provided that Excepted Liens may exist) on at least 85% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report;
(ii)    certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of the Borrower and each Subsidiary of any Loan Party that are evidenced by certificates; and
(iii)    Control Agreements on all Deposit Accounts, Securities Accounts and Commodity Accounts of the Loan Parties (other than Excluded Accounts).
(g)    [Reserved].

(h)    The Administrative Agent shall have received an opinion of Vinson & Elkins LLP, special counsel to Parent, the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
(i)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.
(j)    The Administrative Agent shall have received title information reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 85% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report.
(k)    The Administrative Agent shall have received a solvency certificate from the Financial Officer of the Borrower substantially in the form of Exhibit I.
(l)    The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.
(m)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Loan Parties have received all consents and approvals required by Section 7.03.
(n)    The Administrative Agent shall have received the financial statements referred to in Section 7.04(a), which shall demonstrate a positive working capital position as of September 30, 2019 (after all transaction fees are paid and specifically including, without limitation, cash and unused Commitments under this Agreement) reasonably satisfactory to the Administrative Agent.
(o)    [Reserved].
(p)    The Administrative Agent shall have received appropriate UCC search certificates and/or county-level real property lien search results, in each case reflecting no prior Liens encumbering the Properties of the Borrower and the other Loan Parties for the States of Delaware and Texas and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.
(q)    The Administrative Agent shall have reviewed and be satisfied with the Borrower’s capital structure, financing plan and hedging strategy and shall have performed and be satisfied with such other due diligence regarding the Borrower and the Restricted Subsidiaries and their respective Properties as the Administrative Agent may reasonably require.
(r)    The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all loans and other amounts owing under the Existing Credit Agreement have been (or contemporaneously with the Effective Date are being) repaid in full and all commitments thereunder have been terminated or cancelled, (ii) all Liens on the Properties of the Borrower and of the Restricted Subsidiaries associated with the Existing Credit Agreement have been released or terminated, subject only to the filing of applicable terminations, releases or assignments and (iii) after giving effect to the Effective Date Transactions, neither the Borrower nor any of its Restricted Subsidiaries shall have any outstanding Debt other than the Loans made by the Lenders on the Effective Date and other Debt permitted by Section 9.02.
(s)    The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, to the extent such information has been reasonably requested by the Administrative Agent at least ten (10) business days prior to the Effective Date and (ii) a Beneficial Ownership Certification in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston, Texas time, on November 21, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing to occur on the Effective Date), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(b)    The representations and warranties of Parent, the Borrower and the Subsidiary Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such specified earlier date.
(c)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.
Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (b).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Each of the Borrower (and Parent, in the case of Section 7.01, Section 7.02, Section 7.03, Section 7.04(a), Section 7.08, Section 7.09, Section 7.11, Section 7.21 and Section 7.24) represents and warrants to the Lenders that:

Section 7.01    Organization; Powers. Parent and each Loan Party is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
Section 7.02    Authority; Enforceability. The Transactions are within Parent’s, the Borrower’s and each Guarantor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action including, without limitation, any action required to be taken by any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions. Each Loan Document to which Parent, the Borrower and each Guarantor is a party has been duly executed and delivered by Parent, the Borrower or such Guarantor, as applicable, and constitutes a legal, valid and binding obligation of Parent, the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the partnership agreements, limited liability agreements, charter, by-laws or other organizational documents of Parent or any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon Parent or any Loan Party or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by Parent or any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of Parent or any Loan Party (other than the Liens created by the Loan Documents or otherwise permitted hereunder).
Section 7.04    Financial Condition; No Material Adverse Change.
(a)    Parent has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows for Parent and its consolidated subsidiaries (i) as of and for the fiscal year ended December 31, 2018, reported on by Moss Adams, LLP, independent public accounts, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2019, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since December 31, 2018, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    No Loan Party has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, material liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements, including the footnotes thereto.
Section 7.05    Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against or affecting any Loan Party (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
Section 7.06    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the Borrower and the Restricted Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;
(b)    the Borrower and the Restricted Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Restricted Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
(c)    there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Restricted Subsidiaries or any of their respective Properties or as a result of any operations at such Properties;
(d)    none of the Properties of the Borrower or any Restricted Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;
(e)    there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any of the Borrower’s or any Restricted Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;
(f)    none of the Borrower or any Restricted Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite, any of the Borrower’s or any Restricted

Subsidiary’s Properties and, to Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;
(g)    there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or any Restricted Subsidiary’s Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and
(h)    the Borrower and its Restricted Subsidiaries have made available to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Borrower’s or any Restricted Subsidiary’s possession or control and relating to any of the Borrower’s or any Restricted Subsidiary’s Properties or operations thereon.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.
(a)    Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Loan Party or any of its Properties is bound.
(c)    No Default has occurred and is continuing.
Section 7.08    Investment Company Act. Neither Parent nor any Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each of Parent, the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all federal and state income Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of Parent, the Borrower or such Restricted Subsidiary in respect of Taxes and other governmental charges are, in the reasonable opinion of Parent or the Borrower, adequate in all material respects. No Tax Lien (other than an Excepted Lien) has been filed and, to the knowledge of Parent or the Borrower, no claim is being asserted with respect to any such material Tax or other such material governmental charge.
Section 7.10    ERISA. Except, in each case, as could not reasonably be expected to have a Material Adverse Effect or result in a Lien against the assets of Borrower or any Loan Party under ERISA or Code Section 430 securing liabilities in an amount in excess of $10,000,000:

(a)    The Borrower, its Restricted Subsidiaries and each ERISA Affiliate has complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
(b)    Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.
(c)    No act, omission or transaction has occurred which could result in imposition on the Borrower, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
(d)    Full payment when due has been made of all amounts which the Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.
(e)    Neither the Borrower, its Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
(f)    Neither the Borrower, its Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 7.11    Disclosure; No Material Misstatements.
(a)    No written information, report, financial statement, certificate, Borrowing Request, request for a Letter of Credit, exhibit or schedule furnished by or on behalf of Parent or any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, or statements or conclusions in any Reserve Report contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (a) to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Parent and the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that Parent and the Borrower makes no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties after the Effective Date, Parent and the Borrower each represents only that it is not aware of any material misstatement or omission therein. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 7.12    Insurance. The Borrower has, and has caused its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries. Such insurance policies contain an endorsement naming the Administrative Agent and the Lenders as additional insureds in respect of such liability insurance policies and naming the Administrative Agent as loss payee with respect to Property loss insurance.
Section 7.13    Restriction on Liens. No Loan Party is a party to any agreement or arrangement (other than this Agreement, the Security Instruments, Capital Leases and purchase money Debt creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease or purchase money Debt), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan, or restricts any Loan Party from paying dividends or making any other distributions in respect of its Equity Interests to any Loan Party, or restricts any Loan Party from making loans or advances or transferring any Property to any other Loan Party, or which requires the consent of or notice to other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.16.
Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries. Each Subsidiary listed on Schedule 7.14 is a Restricted Subsidiary unless specifically designated as an Unrestricted Subsidiary therein.
Section 7.15    Location of Business and Offices. (a) The Borrower’s jurisdiction of organization is Delaware; (b) the name of the Borrower as listed in the public records of its jurisdiction of organization is Earthstone Energy Holdings, LLC; (c) the organizational identification number of the Borrower in its jurisdiction of organization is 6203218 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01); (d) the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) in accordance with Section 12.01). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).
Section 7.16    Properties; Titles, Etc.
(a)    Each Loan Party has Good and Defensible Title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, each Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Oil and Gas Property.
(b)    To the best of the Borrower’s knowledge and belief, all material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
(c)    To the best of the Borrower’s knowledge and belief, the rights and Properties presently owned, leased or licensed by the Loan Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in the same manner as its business has been conducted prior to the date hereof, except as could not reasonably be expected to have a Material Adverse Effect.
(d)    All of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses, taken as a whole, are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with prudent business standards, except in each case as could not reasonably be expected to have a Material Adverse Effect.
(e)    Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17    Maintenance of Properties. To the best of the Borrower’s knowledge and belief, except for such acts or failures to act as would not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties.
Section 7.18    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.11(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than gas imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which gas imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in any Loan Party having net aggregate liability at any time in excess of an amount equal to 2% of the Oil and

Gas Properties that are designated proved, developed, producing reserves in the most recently delivered Reserve Report.
Section 7.19    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity except as disclosed on Schedule 7.19 or the most recently delivered Reserve Report), no material agreements exist which are not cancelable on 90 days’ notice or less without penalty or detriment for the sale of production from any Loan Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof. For the avoidance of doubt, sale of production shall not be deemed at a fixed price if the price is determined based upon market price, the purchaser's resale price or other criteria relating to market pricing conditions and beyond the Borrower's control.
Section 7.20    Swap Agreements and Qualified ECP Counterparty. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date of such report, sets forth, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. For purposes of this Section 7.20, the net mark-to-market value (x) shall not be required to be included on Schedule 7.20, and (y) shall, with respect to reports required to be delivered by the Borrower pursuant to Section 8.01(e), be calculated as of the date of the financial statements concurrently delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable. The Borrower is a Qualified ECP Counterparty.
Section 7.21    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to refinance existing Debt outstanding under the Existing Credit Agreement on the Effective Date, (c) to pay Transaction Expenses, (d) to provide working capital for lease acquisitions, for exploration and production operations and for development (including the drilling and completion of producing wells), (e) for acquisitions and Investments permitted hereunder (including acquisitions of Oil and Gas Properties and joint ventures) and (f) for ongoing working capital and for funding general corporate purposes. Parent, the Borrower and the Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.22    Solvency. (a) The fair value of the property of the Borrower and the Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and the Restricted Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and the Restricted Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured, (c) the Borrower and the Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) the Borrower and the Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital and (e) the Borrower and the Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.
Section 7.23    International Operations. None of the Loan Parties own, and have not acquired or made any other material expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.
Section 7.24    Anti-Corruption Laws and Sanction. Each of Parent and the Borrower has implemented and maintains in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), to ensure compliance by Parent, the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, the Borrower and its Subsidiaries and their respective officers and employees and, to the knowledge of Parent and the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Parent, the Borrower, its Subsidiaries, any of their respective directors, officers or employees, or to the knowledge of Parent or the Borrower, any of their respective Affiliates or (b) to the knowledge of Parent or the Borrower, any agent of Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. Parent, the Borrower and each of its Subsidiaries is in compliance in all material respects with the USA Patriot Act.
Section 7.25    Accounts. Schedule 7.25, on the Effective Date (and at any time after the Effective Date, as such Schedule 7.25 is amended or supplemented from time to time), lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of any Loan Party.
Section 7.26    Security Instruments. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.
Section 7.27    EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Facility Termination Date, the Borrower (and in the case of Section 8.01(a), (b), (c), (g), (h) and (p), Section 8.03, Section 8.04, Section 8.08, Section 8.10 and Section 8.18, Parent), for itself and for each of its Restricted Subsidiaries, covenants and agrees with the Lenders that:
Section 8.01    Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Parent, commencing with the fiscal year of Parent ending December 31, 2019, Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than resulting from (x) the impending maturity of the Obligations hereunder or (y) any actual or prospective breach of any financial covenant contained in this Agreement)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, commencing with the fiscal quarter of Parent ending March 31, 2020, Parent’s consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)    Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of Parent and the Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) unless disclosed in the financial statements accompanying such certificate, stating whether any change in GAAP or in the application thereof has occurred since the date of the Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth information in reasonable detail regarding the calculation of Consolidated Net Income and EBITDAX and any revisions to such calculations attributable to Consolidated Unrestricted Subsidiaries and (v) either (i) specifying that no change in the identity of the Subsidiary Guarantors, Immaterial Subsidiaries and Material Subsidiaries has occurred since the date of the last certificate delivered pursuant to this Section 8.01(c) or (ii) specifying any change in the identity of the Subsidiary Guarantors, the Immaterial Subsidiaries and the Material Subsidiaries as of the end of such fiscal quarter or fiscal year, as applicable (and including reasonable detail, in form and substance satisfactory to the Administrative Agent, with respect thereto), and if necessary, designating sufficient additional Subsidiaries as Material Subsidiaries so as to comply with the definition of “Material Subsidiary”.
(d)    Annual Projections. Within 120 days after the end of each fiscal year of the Borrower, a report, in a form reasonably satisfactory to the Administrative Agent, prepared by or on behalf of the Borrower detailing on a monthly basis (1) the projected production of Hydrocarbons by the Borrower and its Restricted Subsidiaries and the assumptions used in calculating such projections, (ii) the projected capital expenditures to be incurred by the Borrower and its Restricted Subsidiaries and (iii) such other information as may be reasonably requested by the Administrative Agent.
(e)    Certificate of Financial Officer — Swap Agreements. Concurrently with the delivery of any Reserve Report pursuant to Section 8.11 hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes, the net mark-to-market value therefor and the counterparty to each such agreement).
(f)    Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), if requested by the Administrative Agent, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
(g)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to Parent or any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of Parent or such Loan Party, and a copy of any response by Parent or such Loan Party, or the board of directors or equivalent body of Parent or such Loan Party, to such letter or report.
(h)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Loan Party with the SEC, or with any national securities exchange, or distributed by Parent or such Loan Party to its shareholders generally, as the case may be.
(i)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, material report or material notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement (including, without limitation, the Permitted Additional Debt Documents and the Permitted Refinancing Documents), other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(j)    Notice of Sales of Oil and Gas Properties and Termination of Swap Agreements.
(i)    In the event that any Loan Party intends to Dispose of any Oil or Gas Properties (or any Equity Interests in any Subsidiary owning Oil and Gas Properties) in a single transaction or series of transactions with a fair market value in excess of $10,000,000, at least three (3) Business Days prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.
(ii)    In the event that any Loan Party receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which any Loan Party is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation, as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof reasonably requested by the Administrative Agent.
(k)    Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event.
(l)    Information Regarding Borrower and Guarantors. Prompt written notice delivered no later than within thirty (30) days (or such longer period as agreed to by the Administrative Agent) after any change (i) in any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.
(m)    Production Report and Lease Operating Statements. Concurrently with the delivery of each Reserve Report hereunder, a report setting forth, for each of the past six calendar months, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(n)    Notices of Certain Changes. Promptly, copies of any amendment, modification or supplement to any of the Permitted Additional Debt Documents or the Permitted Refinancing Documents, or the certificate of formation, partnership agreement, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Loan Party.
(o)    Notice of Permitted Additional Debt Issuance. (i) Written notice on or prior to the offering of any Permitted Additional Debt incurred in reliance on Section 9.02(g) or Section 9.02(h) or Permitted Refinancing Debt incurred in reliance on Section 9.02(i), the amount thereof and the anticipated date of closing, and (ii) with respect to Permitted Additional Debt, no later than four (4) Business Days after the offering thereof, a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any) and any other material documents relating to such Permitted Additional Debt, and with respect to any Permitted Refinancing Debt, no later than four (4) Business Days after the offering thereof, a copy of each Permitted Refinancing Document.
(p)    Other Requested Information. Promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of Parent or any Loan Party (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act or other applicable anti-money laundering laws.
Documents required to be delivered pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(g), Section 8.01(h), Section 8.01(i) and Section 8.01(o) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent posts such documents on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website, whether sponsored by the Administrative Agent or whether filed with the Securities and Exchange Commission); provided that with respect to Section 8.01(i), the Borrower shall have delivered a written notice (via electronic communication or otherwise) to the Administrative Agent notifying the Administrative Agent that such materials have been made available on such Internet or intranet website.
Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Restricted Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03    Existence; Conduct of Business. Each of Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except, in each case, where the failure to maintain such rights, licenses, permits, privileges and franchises, or to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.
Section 8.04    Payment of Obligations. Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay its obligations, including Tax liabilities of Parent and each Loan Party before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Parent or such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Parent or any Loan Party.
Section 8.05    Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each of its Restricted Subsidiaries to:
(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
(b)    keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties.
(c)    to the extent a Loan Party is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06    Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall contain an endorsement naming the Administrative Agent and the Lenders as “additional insureds” (or naming the Administrative Agent as “loss payee”, as applicable) and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
Section 8.07    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times and as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.07 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 8.07, none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any bona fide arm’s length third party contract or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 8.08    Compliance with Laws. Parent and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent and the Borrower will maintain in effect and enforce such policies and procedures to ensure compliance by Parent, the Borrower, its Restricted Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 8.09    Environmental Matters.
(a)    The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each of its Restricted Subsidiaries and each of its Restricted Subsidiaries’ Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each of its Restricted Subsidiaries not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other property offsite the

Property to the extent caused by any the Borrower’s or its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its Restricted Subsidiaries to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Restricted Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a material claim for damages or compensation; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.09(a) are timely and fully satisfied, which failure to establish and implement would reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or any Restricted Subsidiary or its Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $15,000,000, not fully covered by insurance, subject to normal deductibles.
Section 8.10    Further Assurances.
(a)    Parent and the Borrower at their sole expense will, and the Borrower will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of Parent and each Loan Party in the Loan Documents, including the Notes; the Borrower at its sole expense will, and the Borrower will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.
(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 8.11    Reserve Reports.
(a)    On or before April 1st and October 1st of each year, commencing April 1, 2020, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Loan Parties as of the immediately preceding January 1st and July 1st, respectively. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.
(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.
(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) that there are no statements or conclusions in the Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) each Loan Party owns Good and Defensible Title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represents in compliance with Section 8.13(a).

Section 8.12    Title Information.
(a)    Within sixty (60) days of delivery of the certificate required under Section 8.11(c) (or such longer period as the Administrative Agent may approve in its sole discretion), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.
(b)    If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent (or within 90 days of such notice, with the consent of the Administrative Agent, which consent shall not be unreasonably withheld) that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the value of the Oil and Gas Properties evaluated by such Reserve Report.
(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period (or 90-day period, if applicable) or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period (or 90-day period, if applicable) has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 85% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.
Section 8.13    Additional Collateral; Additional Guarantors.
(a)    In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.11(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 85% of such total value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within sixty (60) days of delivery of the certificate required under Section 8.11(c) (or such longer period as the Administrative Agent may approve in its sole discretion), to the Administrative Agent as security for the Obligations a first-priority Lien interest (provided that, Excepted Liens of the type described in clauses (a) through (d), (f) and (p) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).
(b)    In the event that (i) the Borrower or any Restricted Subsidiary creates or acquires any Material Subsidiary, (i)  any Immaterial Subsidiary becomes a Material Subsidiary (whether pursuant to the definition of Material Subsidiary or otherwise) or (i) any Restricted Subsidiary incurs or guarantees any Debt, the Borrower shall cause, or shall cause its Restricted Subsidiaries to, promptly, but in any event within thirty (30) days after the date of such creation, acquisition, change in status from a Immaterial Subsidiary to a Material Subsidiary, or incurrence or guarantee of Debt (or such later date as the Administrative Agent may agree in its sole discretion): (A) cause such Restricted Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement (or such other document as the Administrative Agent shall deem appropriate for such purpose), (B) pledge all of the Equity Interests issued by such Restricted Subsidiary and its Subsidiaries (including, without limitation, delivery of original stock certificates evidencing such Equity Interests, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(c)    In the event that the Borrower or any Restricted Subsidiary intends to grant any Lien on any Property to secure any Junior Lien Debt, the Borrower will provide at least five (5) Business Days’ prior written notice thereof to the Administrative Agent (or such shorter time as the Administrative Agent may agree in its sole discretion), and the Borrower will, and will cause its Restricted Subsidiaries to, first (or contemporaneously therewith) grant to the Administrative Agent to secure the Obligations a first-priority Lien on the same Property, pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent, to the extent a prior Lien has not already been granted to the Administrative Agent on such Property. In connection therewith, the Borrower shall, or shall cause its Restricted Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. The Borrower will cause any Restricted Subsidiary and any other Person guaranteeing any Junior Lien Debt to contemporaneously guarantee the Obligations pursuant to the Guaranty Agreement.
Section 8.14    ERISA Compliance. The Borrower will promptly furnish and will cause each of its Restricted Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) upon request and promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Restricted Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Restricted Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.15    Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Loan Parties that a Loan Party has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (a) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (A) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
Section 8.16    Accounts. The Borrower shall, and shall cause each Restricted Subsidiary to: (i) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts in which the Administrative Agent has been granted a first priority Lien and that, in each case, is listed on Schedule 7.25 and is subject to a Control Agreement (other than amounts described in the definition of “Excluded Accounts” which are deposited into Excluded Accounts), (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Administrative Agent has been granted a first priority Lien and that is listed on Schedule 7.25 and that is subject to a Control Agreement (other than securities and financial assets described in the definition of “Excluded Accounts” which are deposited into Excluded Accounts) and (iii) cause all Commodity Contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries, to be carried or held in one or more Commodity Accounts in which the Administrative Agent has been granted a first priority Lien and that is listed on Schedule 7.25 and that is subject to a Control Agreement (other than Commodity Contracts described in the definition of “Excluded Accounts” which are deposited into Excluded Accounts).
Section 8.17    Unrestricted Subsidiaries. The Borrower:
(a)    will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, to be commingled) so that each Unrestricted Subsidiary will be treated as a corporate entity separate and distinct from the Borrower and any Restricted Subsidiary;
(b)    except as permitted by Section 9.05(k), will not, and will not permit any of its Restricted Subsidiaries to, incur, assume or suffer to exist any guarantee by the Borrower or such Restricted Subsidiary of, or be or become liable for any Debt of any Unrestricted Subsidiary; and
(c)    will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.

Section 8.18    Ratings. Parent shall use commercially reasonable efforts to maintain a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case with respect to Parent and its consolidated subsidiaries.
ARTICLE IX
NEGATIVE COVENANTS

Until the Facility Termination Date, the Borrower (and in the case of Sections 9.08, 9.20, 9.21 and 9.22, Parent) covenants and agrees with the Lenders that:
Section 9.01    Financial Covenants.
(a)    Consolidated Leverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2019, the Consolidated Leverage Ratio for the Reference Period ending on such day, to exceed 4.00 to 1.00.
(b)    Current Ratio. The Borrower will not, as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2019, permit the ratio of (i) consolidated current assets (including unrestricted cash and the unused amount of the total Commitments, but excluding non-cash assets under FASB ASC 815 under GAAP) as of such date to (ii) consolidated current liabilities (excluding (x) non-cash obligations under FASB ASC 815 under GAAP and (y) current maturities under this Agreement) as of such date to be less than 1.00 to 1.00.
Section 9.02    Debt. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:
(a)    the Loans or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Obligations arising under the Loan Documents;
(b)    Debt under Capital Leases and purchase money Debt of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $20,000,000; provided, any such Debt shall be secured only by the asset acquired in connection with the incurrence of such Debt;
(c)    Debt associated with bonds, surety obligations or similar instruments required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;
(d)    endorsements of negotiable instruments for collection, deposit or negotiation and warranties of products or services, in each case, incurred in the ordinary course of business;
(e)    intercompany Debt between the Borrower and any Wholly-Owned Subsidiary Guarantor or between Wholly-Owned Subsidiary Guarantors to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Wholly-Owned Subsidiary Guarantor; and, provided, further, that any such Debt owed by either the Borrower or a Wholly-Owned Subsidiary Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement;
(f)    [Reserved];

(g)    unsecured senior or unsecured senior subordinated Debt of the Borrower and any guarantees thereof, so long as after giving pro forma effect to the incurrence of such Debt and the use of the proceeds thereof, the Consolidated Leverage Ratio does not exceed 4.00 to 1.00, as the Consolidated Leverage Ratio is recomputed on such date using (I) Consolidated Total Debt outstanding on such date and (II) EBITDAX for the Reference Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available; provided that: (i) the Borrower shall have complied with Section 8.01(o); (ii) such Debt does not have any scheduled principal amortization; (iii) such Debt does not mature sooner than the date which is ninety-one (91) days after the Maturity Date (provided that bridge facilities containing automatic extension provisions (except if a payment or bankruptcy default exists) shall be permitted so long as such extension results in a maturity date no earlier than ninety-one (91) days after the Maturity Date); (iv) such Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions, provided that, in case of an asset sale tender offer, mandatory prepayment or redemption amounts are permitted to be applied first to the Obligations) which would require a mandatory prepayment or redemption in priority to the Obligations; (v) such Debt and any guarantees thereof are on terms, taken as a whole, not materially less favorable to Parent, the Borrower and its Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower; (vi) if such Debt is senior subordinated Debt, such Debt is expressly subordinate to the payment in full of all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; (vii) neither Parent nor any Subsidiary is required to guarantee such Debt unless Parent or such Subsidiary, as applicable, has guaranteed the Obligations pursuant to the Guaranty Agreement; and (viii) the Borrowing Base then in effect shall be adjusted to the extent required by Section 2.07(f) and the Borrower shall make any prepayment required by Section 3.04(c)(iii); provided further that for purposes of clarification, any Debt incurred under this Section 9.02(g) which is repaid may not be reborrowed under this Section 9.02(g);
(h)    Junior Lien Debt in an aggregate principal amount not to exceed $100,000,000 and any guarantees thereof, so long as after giving pro forma effect to the incurrence of such Debt and the use of proceeds thereof, the Consolidated Leverage Ratio does not exceed 4.00 to 1.00, as the Consolidated Leverage Ratio is recomputed on such date using (I) Consolidated Total Debt outstanding on such date and (II) EBITDAX for the Reference Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available; provided that: (i) the Borrower shall have complied with Section 8.01(o); (ii) such Debt does not have any scheduled principal amortization; (iii) such Debt does not mature sooner than the date which is ninety-one (91) days after the Maturity Date; (iv) such Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions, provided that, in case of an asset sale tender offer, mandatory prepayment or redemption amounts are permitted to be applied first to the Obligations) which would require a mandatory prepayment or redemption in priority to the Obligations; (v) such Debt and any guarantees thereof are on terms, taken as a whole, not materially less favorable to Parent, the Borrower and its Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower; (vi) such Debt shall be at all times subject to the Intercreditor Agreement and the Obligations shall be secured on a senior priority basis to such Debt; (vii) neither Parent nor any Subsidiary is required to guarantee such Debt unless Parent or such Subsidiary, as applicable, has guaranteed the Obligations pursuant to the Guaranty Agreement; and (viii) the Borrowing Base then in effect shall be adjusted to the extent required by Section 2.07(f) and the Borrower shall make any prepayment required by Section 3.04(c)(iii); provided further that for purposes of clarification, any Debt incurred under this Section 9.02(h) which is repaid may not be reborrowed under this Section 9.02(h);
(i)    Permitted Refinancing Debt and any guarantees thereof, the proceeds of which shall be used concurrently with the incurrence thereof to refinance the outstanding Permitted Additional Debt permitted under Section 9.02(g) or Section 9.02(h), as applicable, or to refinance the outstanding Permitted Refinancing Debt in respect thereof, as the case may be; provided that (i) the Borrower shall have complied with Section 8.01(o); (ii) the Borrower shall have furnished to the Administrative Agent and the Lenders copies of the final executed versions of the definitive documents therefor, and (iii) the Borrowing Base then in effect shall be adjusted to the extent required by Section 2.07(f), and the Borrower shall make any prepayment required by Section 3.04(c)(iii); for purposes of clarification, any Permitted Refinancing Debt incurred under this Section 9.02(i) which is repaid may not be reborrowed under this Section 9.02(i);
(j)    Guarantees by the Borrower and its Restricted Subsidiaries of Debt of the Borrower or any Wholly-Owned Subsidiary Guarantor otherwise permitted hereunder; and
(k)    other Debt not otherwise permitted pursuant to this Section 9.02, in an aggregate principal amount not to exceed $20,000,000 at any time.
Section 9.01    Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens securing the payment of any Obligations;
(b)    Excepted Liens;
(c)    Liens securing Capital Leases and purchase money Debt permitted by Section 9.02(b); provided that any such Lien shall encumber only the asset acquired and proceeds thereof with the proceeds of such Debt; provided, further, that individual financings otherwise permitted to be incurred pursuant to Section 9.02(b) and subject to a Lien permitted pursuant to this Section 9.03(c) provided by one Person (or its affiliates) may be cross collateralized to other such financings permitted to be incurred pursuant to Section 9.02(b) and subject to a Lien permitted pursuant to this Section 9.03(c) provided by such Person (or its affiliates);
(d)    Title defects that exist with respect to Mortgaged Property that is described in and subject to the procedures set forth in Section 8.12(c);
(e)    Junior Liens securing Junior Lien Debt permitted pursuant to Section 9.02(h) or Permitted Refinancing Debt in respect thereof incurred pursuant to Section 9.02(i); provided that (i) such Liens are Junior Liens on the Collateral and subject to the Intercreditor Agreement and (ii) the aggregate principal amount of all Debt secured by such Junior Liens does not exceed $100,000,000 at any time; and
(f)    Liens securing Debt permitted under Section 9.02(k) on Property not constituting either (i) Oil and Gas Properties or (ii) Equity Interests in Restricted Subsidiaries owning Oil and Gas Properties; provided that the aggregate principal amount of all Debt secured under this Section 9.03(e) shall not exceed $20,000,000 at any time.
Section 9.04    Restricted Payments; Redemption of Permitted Additional Debt.
(a)    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its holders of Equity Interests or make any distribution of its Property to its Equity Interest holders without the prior approval of the Majority Lenders, except (i) each Loan Party may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Restricted Subsidiaries of the Borrower may declare and pay dividends or distributions ratably with respect to their Equity Interests to the Borrower or any Wholly-Owned Subsidiary Guarantor, (iii) the Permitted Parent Payments shall be permitted, (iv) the Permitted Tax Distributions shall be permitted, so long as both before and after giving effect to each such Permitted Tax Distribution, no Event of Default has occurred and is continuing or would result therefrom, and (v) the Borrower may make Restricted Payments in cash, so long as both before and immediately after giving effect to such Restricted Payment, (A) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom, (B) the total Revolving Credit Exposures does not exceed 85% of the Loan Limit then in effect and (C) the Consolidated Leverage Ratio is equal to or less than 2.75 to 1.00, as the Consolidated Leverage Ratio is recomputed on such date using (I) Consolidated Total Debt outstanding on such date and (II) EBITDAX for the Reference Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available.
(b)    Redemption of Permitted Additional Debt and Amendment to Terms of Permitted Additional Debt and Permitted Refinancing Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to: (i) prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Permitted Additional Debt or any Permitted Refinancing Debt; provided that, so long as no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom, the Borrower may Redeem any Permitted Additional Debt or any Permitted Refinancing Debt (A) with the cash proceeds of, or in exchange for, Permitted Refinancing Debt, (B) in exchange for newly issued Equity Interests of the Borrower or Parent (other than Disqualified Capital Stock) or (C) with the cash proceeds of newly issued Equity Interests of the Borrower or Parent (other than Disqualified Capital Stock), so long as such Redemption occurs within 90 days of the Borrower’s receipt of such cash proceeds; (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Additional Debt, any Permitted Additional Debt Document, any Permitted Refinancing Debt or any Permitted Refinancing Documents if the effect thereof would be to (A) shorten the maturity of any Permitted Additional Debt or any Permitted Refinancing Debt to a date prior to the date which is ninety-one (91) days after the Maturity Date (as in effect on the date of such amendment, modification, waiver, change, consent or agreement), (B) increase the amount of any payment of principal thereof (other than (x) as a result of the payment of interest in kind, or (y) to the extent the amount of outstanding principal thereof increases, so long as the Borrower is in compliance with Section 9.02(g) or (h), as applicable, and the Borrowing Base has been adjusted pursuant to Section 2.07(f)), (C) increase the rate of interest thereon in a manner materially less favorable to Parent, the Borrower and its Subsidiaries as compared to market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower, or shorten any period for payment of interest thereon; provided that the foregoing shall not prohibit the execution of supplemental indentures associated with the issuance of additional Permitted Additional Debt to the extent permitted by Section 9.02(g) or (h) or the execution of supplemental indentures to add guarantors if required by the terms of the Permitted Additional Debt Documents or Permitted Refinancing Documents, provided such Person complies with Section 8.13(b), (D) violate the Intercreditor Agreement with respect to any Permitted Additional Debt or Permitted Refinancing Debt that is Junior Lien Debt or (E) violate Section 9.02(g) or Section 9.02(h); or (iii) with respect to any Permitted Additional Debt or Permitted Refinancing Debt that is subordinated to the Obligations or any other Debt, designate any such Debt (other than obligations of Parent, the Borrower and the Restricted Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any Permitted Additional Debt Document or any Permitted Refinancing Document.

Section 9.05    Investments, Loans and Advances. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments reflected in the Financial Statements or which are disclosed to the Lenders on Schedule 9.05;
(b)    accounts receivable or notes receivable arising from the grant of trade credit arising in the ordinary course of business;
(c)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;
(d)    commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;
(e)    deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;
(f)    deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);
(g)    Investments (i) made by the Borrower in or to any Person that, prior to such Investment, is a Wholly-Owned Subsidiary Guarantor and (ii) made by any Restricted Subsidiary in or to the Borrower or any Person that, prior to such Investment, is a Wholly-Owned Subsidiary Guarantor;
(h)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any Restricted Subsidiary; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $1,500,000;
(i)    Guarantees permitted by Section 9.02;
(j)    Swap Agreements to the extent expressly permitted by Section 9.18;
(k)    Investments in Unrestricted Subsidiaries and joint venture entities in an aggregate amount at any one time outstanding not to exceed $20,000,000 (net of the fair market value of any dividends, distributions, or any return of capital received by the applicable Loan Party in respect of Investments previously made pursuant to this clause (k));
(l)    Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisition Consideration provided by the Borrower or any Restricted Subsidiary to acquire any Person that does not become a Subsidiary Guarantor (or merge, consolidate or amalgamate into the Borrower or a

Subsidiary Guarantor), or for any Property that shall not, immediately after giving effect to such Permitted Acquisition, be owned by the Borrower or a Subsidiary Guarantor, shall not exceed $20,000,000;
(m)    Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Capital Stock) of the Borrower or Parent;
(n)    Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Effective Date in a Permitted Acquisition pursuant to Section 9.05(l), to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(o)    Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture, joint development or area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar arrangements, all of which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;
(p)    other Investments (valued at the time each such Investment is made), in the aggregate at any time outstanding, not to exceed $20,000,000 (net of the fair market value of any dividends, distributions, or any return of capital received by the applicable Loan Party in respect of Investments previously made pursuant to this clause (p)).
Section 9.06    Nature of Business; International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America; (b) enter into any business, either directly or through any Restricted Subsidiary, except for the development, production and sale of Hydrocarbons and other businesses conducted by the Borrower and the Restricted Subsidiaries on the Effective Date, and, in each case, activities reasonably incidental or relating thereto; or (c) form or acquire any Foreign Subsidiaries.
Section 9.07    [Reserved].
Section 9.08    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither Parent, the Borrower nor any Person acting on behalf of Parent or the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any

Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.09    ERISA Compliance. Except, in each case, as could not reasonably be expected to have a Material Adverse Effect or result in a Lien against the assets of Borrower or any Loan Party under ERISA or Code Section 430 securing liabilities in an amount in excess of $10,000,000, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, at any time:
(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Restricted Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.
(b)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.
(c)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 9.10    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
Section 9.11    Mergers, Etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Event of Default has occurred and is then continuing, (a) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the survivor) or any other Wholly-Owned Subsidiary Guarantor (provided that such Wholly-Owned Subsidiary Guarantor shall be the survivor), (b) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.05; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall be in compliance with the requirements of Section 8.13; provided further that if a Subsidiary Guarantor is party to such merger or consolidation and is not the continuing or surviving Person in such merger or consolidation, the surviving Person shall be in compliance with the requirements of Section 8.13 without giving effect to any times for compliance set forth therein; and (c) the Loan Parties may make any Disposition permitted by Section 9.12.

Section 9.12    Sale of Properties. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any Property except for:
(a)    the sale of Hydrocarbons in the ordinary course of business;
(b)    farmouts of undeveloped acreage and assignments in connection with such farmouts;
(c)    the sale or transfer of equipment that is obsolete, worn out or no longer necessary or useful for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use;
(d)    the Disposition of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that:
(i)    either (A) 100% of the consideration received in respect of such Disposition shall be cash; or (B) if less than 100% of the consideration received in respect of such Disposition shall be cash, then (1) such Disposition shall be made to an unaffiliated third party, (2) the Administrative Agent shall have provided its prior written consent to such Disposition (such consent not to be unreasonably withheld, conditioned or delayed) and (3) both before and immediately after giving effect to any such Disposition, (x) no Default, Event of Default or Borrowing Base Deficiency exists or would exist, (y) Liquidity is at least 10% of the Loan Limit and (z) the Consolidated Leverage Ratio does not exceed 3.00 to 1.00 (on a pro forma basis after giving effect to such Disposition), as the Consolidated Leverage Ratio is recomputed on such date using (I) Consolidated Total Debt outstanding on such date and (II) EBITDAX for the Reference Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available;
(ii)    the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such Disposition (as reasonably determined by the board of directors (or equivalent body) of the Borrower);
(iii)    if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Restricted Subsidiary; and
(iv)    to the extent applicable, the Borrowing Base shall be reduced pursuant to, and to the extent required by, Section 2.07(e).
(e)    Dispositions of any Oil and Gas Properties which are not evaluated in the Reserve Report most recently delivered to the Administrative Agent pursuant to Section 8.11 (or which were assigned no Borrowing Base value in the most recent Borrowing Base redetermination pursuant to Section 2.07 (as determined by the Administrative Agent in its sole discretion at the time of the most recent Borrowing Base redetermination)) to unaffiliated third parties; provided that (i) both before and immediately after giving effect to any such Disposition, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would exist, (B) Liquidity is at least 10% of the Loan Limit and (C) the Consolidated Leverage Ratio does not exceed 3.00 to 1.00 (on a pro forma basis after giving effect to such Disposition), as the Consolidated Leverage Ratio is recomputed on such date using (x) Consolidated Total Debt outstanding on such date and (y) EBITDAX for the Reference Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available, and (ii) the consideration received in respect of such

Disposition shall be equal to or greater than the fair market value of such reserves (as reasonably determined by the board of directors (or equivalent body) of the Borrower);
(f)    dispositions of cash and Investments described in Sections 9.05(c), (d), (e) and (f);
(g)    (i) Dispositions permitted under Section 9.10, (ii) Liens permitted under Section 9.03, (iii) Restricted Payments permitted under Section 9.04 and (iv) Investments permitted under Section 9.05; provided that, notwithstanding the foregoing, any Disposition of any Oil and Gas Property or interest therein or any Restricted Subsidiary owning Oil and Gas Properties in connection with the foregoing clauses (g)(iii)-(iv) shall also be subject to, and constitute a Disposition regulated by, Section 2.07(e);
(h)    Dispositions among the Borrower and its Wholly-Owned Subsidiary Guarantors; provided that both before and after giving effect to such Disposition, (A) no Default or Event of Default exists or would exist and (B) the Borrower and the Restricted Subsidiaries are in compliance with Section 8.13 as of the date of such Disposition without giving effect to any grace period specified in such Section;
(i)    Dispositions in the ordinary course of business consisting of the abandonment or cancellation of any intellectual property which, in the reasonable good faith determination of the Borrower is not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(j)    Dispositions of Properties not constituting Oil and Gas Properties and not otherwise regulated by Section 9.12(a) to (i), the fair market value of which for all such Dispositions since the Effective Date does not exceed $15,000,000 in the aggregate;
(k)    So long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom, Dispositions of Equity Interests in Unrestricted Subsidiaries; and
(l)    any Casualty Event.
Section 9.13    Environmental Matters. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial Work would reasonably be expected to have a Material Adverse Effect.
Section 9.14    Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or the Wholly-Owned Subsidiary Guarantors), unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, however, that this Section 9.14 shall not be applicable to (i) any Permitted Parent Payments, (ii) any Permitted Tax Distributions, (iii) any other Restricted Payments permitted by Sections 9.04 and (iv) Investments permitted by Section 9.05(g), Section 9.05(h), Section 9.05(k) and Section 9.05(m).

Section 9.15    Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create or acquire any additional subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13(b), as applicable. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12. Neither the Borrower nor any of its Restricted Subsidiaries shall own any Foreign Subsidiaries.
Section 9.16    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, Capital Leases creating Liens permitted by Section 9.03(c), but only with respect to the Property subject of such Capital Lease) which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders; (b) any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Borrower or any other Restricted Subsidiary; or (c) any Restricted Subsidiary from making loans or advances, or transferring any Property, to the Borrower or any other Restricted Subsidiary, or which requires the consent of or notice to other Persons in connection therewith, except for (i) restrictions that (A) are included in a contractual obligation entered into in connection with a Disposition permitted pursuant to this Agreement; and (B) relate only to assets subject to such Disposition.
Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party that would require such Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor other than gas imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which gas imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in the Loan Parties having net aggregate liability at any time in excess of an amount equal to 2% of the Oil and Gas Properties that are designated proved, developed, producing reserves in the most recently delivered Reserve Report.
Section 9.18    Swap Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreements with any Person other than (a) (i) Swap Agreements entered into by the Borrower in respect of commodities (ii) with an Approved Counterparty, (iii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (A) for the first 24 months following the date such Swap Agreement is entered into, 85%, and (B) for the next 36 months thereafter, 75%, of the reasonably anticipated projected production from proved Oil and Gas Properties determined by reference to the Reserve Report most recently delivered pursuant to Section 8.11 (or by reference to a Reserve Report with a recent “as of date” delivered to the Administrative Agent for the purpose of this Section 9.18 (together with the certificate referred to in Section 8.11(c)), which shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report), for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas liquids and natural gas, calculated separately, and (iv) the tenor of which is not more than 60 months from the date such Swap Agreement is entered into (the Swap Agreements in this clause (a), “Ongoing Hedges”), and (a) Swap Agreements entered into by the Borrower in respect of interest rates with an Approved Counterparty effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed, as of the date such Swap Agreement is entered into, 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures; provided, however, that the foregoing shall not prohibit or be deemed to prohibit the Secured Swap Obligations from being secured by the Security Instruments. It is understood that commodity Swap Agreements which may, from time to time, “hedge” the same volumes of commodity risk but different elements of commodity risk thereof, including where one or more such Swap Agreements partially offset one or more other such Swap Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes.
In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition of proved Oil and Gas Properties (a “Proposed Acquisition”), the Borrower and the Restricted Subsidiaries may also enter into incremental Swap Agreements in respect of commodities (1) with an Approved Counterparty, (2) during the period between (A) the date on which the Borrower or such Restricted Subsidiary signs a definitive acquisition agreement in connection with a Proposed Acquisition and (B) the earliest of (I) the date such Proposed Acquisition is consummated, (II) the date such acquisition is terminated and (III) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree in its sole discretion), (3) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 75% of the reasonably anticipated projected production from the Oil and Gas Properties subject of such Proposed Acquisition determined by reference to a recent Reserve Report delivered to the Administrative Agent in connection with such Proposed Acquisition, for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas liquids and natural gas, calculated separately, (4) the tenor of which is not more than 36 months from the date such Swap Agreement is entered into and (5) so long as the Borrower or such Restricted Subsidiary maintains cash, cash equivalents and unused Commitments sufficient to pay for any potential Liquidation liabilities with respect to such Swap Agreements. All such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound on or prior to the 10th Business Day following the earlier to occur of: (x) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree in its sole discretion) and (y) the date on which Borrower or any Subsidiary knows with reasonable certainty that the Proposed Acquisition will not be consummated.
Section 9.19    New Accounts. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other Property into or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other Property into, any Deposit Account, Securities Account or Commodity Account other than (i) any Deposit Account, Securities Account or Commodity Account (a) in which the Administrative Agent has been granted a first-priority Lien, (b) that is listed on Schedule 7.25 and (c) that is subject to a Control Agreement or (ii) any Excluded Account (solely with respect to amounts referred to in the definition thereof).
Section 9.20    Changes in Fiscal Period. Parent and the Borrower will not, and the Borrower will not permit any of the Restricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change the method of determining its fiscal year.

Section 9.21    Passive Holding Company Status of Parent. Parent shall not, and shall not permit Lynden Energy Corp., a British Columbia corporation (“LEC”), or Lynden USA Inc., a Utah corporation (“LUSA”), to engage in any material operating or business activities or own any direct Equity Interest in any other Person; provided that the following and activities incidental thereto shall be permitted in any event: (a) Parent’s ownership of Equity Interests of the Borrower and of LEC, LEC’s ownership of the Equity Interests of LUSA, and LUSA’s ownership of Equity Interests of the Borrower, (b) the maintenance of each of Parent’s, LEC’s and LUSA’s legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (c) Parent’s performance of its obligations with respect to the Loan Documents, (d) any public offering of Parent’s common stock or any other issuance or sale of its Equity Interests and, in each case, the redemption thereof, (e) payment of taxes and dividends and making contributions to the capital of the Loan Parties, (f) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent and its subsidiaries or the making and filing of any reports required by Governmental Authority, (g) holding any cash incidental to any activities permitted under this Section 9.21, (h) providing indemnification to officers, managers and directors, (i) carrying out its obligations as the sole managing member of the Borrower, (j) managing, through its board, directors, officers and managers, the business of the Borrower and its Subsidiaries, and (k) any other activities incidental to the foregoing or customary for passive holding companies. For the avoidance of doubt, Parent shall not, nor shall it permit LEC or LUSA to, (i) incur, create, assume or suffer to exist any Debt or other material liabilities or material financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to any Loan Documents, Permitted Additional Debt Documents or Permitted Refinancing Documents to which it is a party, (C) obligations with respect to its Equity Interests and (D) any liabilities or financial obligations permitted to be incurred, created, assumed or in existence pursuant to the other clauses of this Section 9.21 or (ii) incur or suffer to exist any Liens on its Properties (now owned or hereafter acquired), except for Excepted Liens.
Section 9.22    Amendment to Certain Documents and Agreements. Parent and the Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries, to amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any partnership agreement, limited liability company agreement, articles or certificate of incorporation and bylaws or other applicable organizational documents of Parent, the Borrower and the Restricted Subsidiaries (including by the filing or modification of any certificate of designation, or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Equity Interests), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such agreements or arrangements that are not materially adverse to Administrative Agent or the Lenders and do not have a material adverse effect on any right, privilege or interest of Administrative Agent or the Lenders under the Loan Documents or in the Collateral.
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.10    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable and such failure shall continue for a period of three (3) Business Days.
(c)    any representation or warranty made or deemed made by or on behalf of Parent or any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided that to the extent any such representation or warranty is otherwise qualified as to materiality, the materiality qualification of this paragraph (c) shall not apply.
(d)    Parent or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(l), Section 8.02(a), Section 8.03(a), Section 8.13, Section 8.16, Section 8.17, Section 8.19 or in Article IX.
(e)    Parent or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days.
(f)    any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after taking into account any applicable grace periods with respect thereto.
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt.
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent or any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.
(i)    Parent or any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or the holders of Equity Interests of Parent or the Borrower shall make any request or take any action for the purpose of calling a meeting of the members or partners of Parent or such Loan Party to consider a resolution to dissolve and wind-up Parent or the Borrower’s affairs.
(j)    Parent or any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by independent third party as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unsatisfied, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Loan Party to enforce any such judgment.
(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against Parent or any Loan Party party thereto or shall be repudiated by any of them or Parent or any Loan Party or any Affiliate of Parent or any Loan Party shall so state in writing; the Loan Documents after delivery thereof shall for any reason cease to create a valid and perfected Lien of the priority required thereby on any Collateral purported to be covered thereby with a fair market value greater than $5,000,000, except to the extent permitted by the terms of this Agreement or such other applicable Loan Document and except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents or to file UCC continuation statements.
(m)    the guarantee contained in Article 2 of the Guaranty Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect or Parent or any Loan Party or any Affiliate of Parent or any Loan Party shall so assert.
(n)    a Change in Control shall occur.
Section 10.02    Remedies.
(a)    In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in

Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(b)    In the case of the occurrence and continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)    All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;
(iii)    third, pro rata to payment of accrued interest on the Loans;
(iv)    fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.08(e) (and cash collateralization of LC Exposure hereunder), (C) Secured Swap Obligations owing to Secured Swap Parties and (D) Secured Cash Management Obligations owing to Secured Cash Management Providers;
(v)    fifth, pro rata to any other Obligations; and
(vi)    sixth, any excess, after all of the Obligations shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement;
provided that, for the avoidance of doubt, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower and any other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section 10.02(c).

ARTICLE VI
THE AGENTS
Section 11.01    Appointment; Powers. Each of the Lenders, Secured Swap Parties, Secured Cash Management Providers and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, Secured Swap Parties, Secured Cash Management Providers and each Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.
Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law;

rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Loan Party or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (a) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Banks hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 11.06    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the Borrower’s consent, which consent shall not be unreasonably withheld, to appoint a successor (provided that the Borrower’s consent shall not be required if (a) an Event of Default has occurred and is continuing or (b) no successor has been appointed within 30 days of such resignation or removal). If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07    Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent or any Loan Party or other Affiliate thereof as if it were not an Agent hereunder.
Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by Parent or any Loan Party of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of Parent or any Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Parent or any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 5.03, each Lender and each Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Bank by the Administrative Agent shall be conclusive absent manifest error or bad faith. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 11.11    Authority of Administrative Agent to Release Guarantees, Collateral and Liens. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent (a) to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents and (b) to release any Subsidiary Guarantor if 100% of the Equity Interests in such Subsidiary Guarantor are sold in a transaction permitted under the Loan Documents. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.
Section 11.12    The Arrangers. None of the Arrangers, the Syndication Agent or the Documentation Agent shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities, as applicable, in its capacity as a Lender hereunder.

ARTICLE XII
MISCELLANEOUS

Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to Parent or the Borrower, to it at:
Earthstone Energy Holdings, LLC
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
Attention: Mark Lumpkin, Jr.
Fax: 832-823-0478
Email: Mark.Lumpkin@earthstoneenergy.com

(ii)    if to the Administrative Agent or Wells Fargo as Issuing Bank, to it at:
Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
Houston, Texas 77002
Attention: Edward Pak, Director
Fax: (713) 651-8101
Email: Edward.pak@wellsfargo.com

with a copy to:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W. T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Fax: (704) 590-3481
Agencyservices.requests@wellsfargo.com; and

(iii)    if to the Swingline Lender, to it at its address (or facsimile number) set forth in the Swingline Commitment Agreement.
(iv)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise set forth therein or agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Parent or any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof nor any Security Instrument nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender (including such Lender’s Maximum Credit Amount or its Applicable Percentage of either the Borrowing Base or the Aggregate Elected Borrowing Base Commitments) without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender) or that results in a decrease in or maintenance of the Borrowing Base without the consent of the Required Lenders; provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than a waiver of default interest), or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment (other than a waiver of default interest) (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest), or postpone or extend the Termination Date, without the written consent of each Lender affected thereby, (v) change Section 4.01(b), Section 4.01(c) or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 6.01 without the written consent of each Lender, (vii) modify the terms of Section 10.02(c) without the written consent of each Lender, (viii) release any Guarantor (except as set forth in the Guaranty Agreement or as permitted by this Agreement) or release all or substantially all of the Collateral (other than as provided in Section 11.11), without the written consent of each Lender; or (ix) change any of the provisions of this

Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, (A) any supplement permitted to be made to any Schedule hereto shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (A) any Security Instrument may be supplemented to add additional collateral with the consent of the Administrative Agent, (A) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b), (A) the definitions of “Issuing Bank” and “LC Commitment” may each be amended to add an Issuing Bank, remove an Issuing Bank or modify the LC Commitment of any Issuing Bank with the consent solely of the Borrower, the Administrative Agent and such Issuing Bank (and the consent of the Majority Lenders or any other class of Lenders shall not be required) and (A) the definitions of “Swingline Lender” and “Swingline Commitment” may each be amended to identify the Lender acting as the Swingline Lender and the amount of the Swingline Commitment, each as set forth in the Swingline Commitment Agreement, with the consent solely of the Borrower, the Administrative Agent and the Swingline Lender (and the consent of the Majority Lenders or any other class of Lenders shall not be required).
(c)    Notwithstanding anything to the contrary contained in this Section 12.02, the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (i) cure any ambiguity, omission, defect or inconsistency therein and (ii) grant a new Lien for the benefit of the Lenders, extend an existing Lien over additional property for the benefit of the Lenders or join additional Persons as Guarantors.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of primary legal counsel and one firm of local counsel and other outside consultants for the Administrative Agent, the reasonable and documented travel, photocopy, mailing, courier, telephone and other similar out-of-pocket expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Other Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of (x) one firm of primary legal counsel for the Administrative Agent and the Lenders, (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Administrative Agent and the Lenders and (z) in the case of an actual or perceived conflict of interest where the similarly situated parties affected by such conflict inform the Borrower of such conflict, of another firm of counsel for such affected parties, in each case in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH ARRANGER, EACH ISSUING BANK, THE SWINGLINE LENDER AND EACH OTHER LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ONE FIRM OF LEGAL COUNSEL FOR ALL INDEMNITEES (AND, IF NECESSARY BY A SINGLE FIRM OF LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION FOR ALL INDEMNITEES, TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST WHERE THE INDEMNITEES AFFECTED BY SUCH CONFLICT INFORM THE BORROWER OF SUCH CONFLICT, OF ANOTHER FIRM OF COUNSEL FOR SUCH AFFECTED INDEMNITEES)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (1) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF PARENT OR ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF PARENT OR ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (1) ANY REFUSAL BY AN ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF PARENT, THE BORROWER AND ITS SUBSIDIARIES BY PARENT, THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE

BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR ITS RELATED PERSON, (B) A MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OR ITS RELATED PERSON’S OBLIGATIONS HEREUNDER OR (C) A DISPUTE SOLELY BETWEEN OR AMONG INDEMNITEES AND NOT INVOLVING ANY ACT OR OMISSION OF PARENT, THE BORROWER, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN ANY CLAIMS AGAINST AN INDEMNITEE IN ITS CAPACITY OR FULFILLING ITS ROLE AS AN AGENT OR ARRANGER WITH RESPECT TO THIS AGREEMENT). THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES FROM ANY NON-TAX CLAIM.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Arranger, any Issuing Bank or the Swingline Lender under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, such Arranger, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Arranger, such Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, any claim against the other parties and each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section 12.03 shall be payable not later than three (3) days after written demand therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) neither Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Parent or the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04, and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    each Issuing Bank; and
(D)    the Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)    the assignee shall not be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Banks, the Swingline Lender and each Lender.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    (i) Any Lender may, without the consent of Parent, the Borrower, any other Loan Party, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (other than the Borrower, an Affiliate of the Borrower, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or an Affiliate of a Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender; provided, however, that any documents required to be provided under Section 5.03(e) shall be provided to the participating Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.l03-l(c) of the Treasury regulations, Section 1.163-5 of the proposed Treasury regulations or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error or bad faith, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any Guarantor to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by Parent and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, electronic communications, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of Parent or any Loan Party against any of and all the obligations of Parent or any Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO

BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating Parent, the Borrower or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the foregoing Persons on a nonconfidential basis from a source other than the Borrower; provided, unless specifically prohibited by applicable law or court order, Administrative Agent, each Issuing Bank and each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement and the other Loan Documents. For the purposes of this Section 12.11, “Information” means all information received from Parent or any Loan Party relating to Parent or any Loan Party and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Parent or a Loan Party; provided that, in the case of information received from Parent or any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14    Collateral Matters; Swap Agreements; Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of Secured Swap Obligations and Secured Cash Management Obligations.
Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and each Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation Parent or any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries, other than to the extent contemplated by the last sentence of Section 12.04(a) and Section 12.14.
Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address and tax identification number of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA Patriot Act.
Section 12.17    Non-Fiduciary Status. The arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between Parent, the Loan Parties, and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand. Each of Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Parent and the Borrower are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents. The Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, any Loan Party or any of their Affiliates, or any other Person and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to Parent, any Loan Party, or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents. The Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, a Loan Party, and their Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to Parent, such Loan Party or their Affiliates. To the fullest extent permitted by law, each of Parent and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 12.18    Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
Section 12.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; andthe effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 12.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan

Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 12.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:		EARTHSTONE ENERGY HOLDINGS, LLC

	By:	/s/ Mark Lumpkin, Jr.
	Name:	Mark Lumpkin, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

PARENT:		EARTHSTONE ENERGY, INC.

	By:	/s/ Mark Lumpkin, Jr.
	Name:	Mark Lumpkin, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:		WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Director

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

SYNDICATION AGENT AND LENDER:		ROYAL BANK OF CANADA

	By:	/s/ Kristan Spivey
	Name:	Kristan Spivey
	Title:	Authorized Signatory

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

DOCUMENTATION AGENT AND LENDER:		SUNTRUST BANK

	By:	/s/ Arize Agumadu
	Name:	Arize Agumadu
	Title:	Vice President

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

LENDER:		CITIZENS BANK, N.A.

	By:	/s/ David Slye
	Name:	David Slye
	Title:	Managing Director

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

LENDER:		KEYBANK NATIONAL ASSOCIATION

	By:	/s/ David M. Bornstein
	Name:	David M. Bornstein
	Title:	Senior Vice President

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

LENDER:		PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Daniel Winters
	Name:	Daniel Winters
	Title:	Vice President

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

LENDER:		U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ John C. Lozano
	Name:	John C. Lozano
	Title:	Senior Vice President

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

LENDER:		IBERIABANK

	By:	/s/ Stacy Goldstein
	Name:	Stacy Goldstein
	Title:	Senior Vice President

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

LENDER AND ISSUING BANK:		BOKF, NA DBA BANK OF TEXAS

	By:	/s/ Martin W. Wilson
	Name:	Martin W. Wilson
	Title:	Senior Vice President

Signature Page – Credit Agreement
Earthstone Energy Holdings, LLC

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, National Association	15.384615390%	$230,769,230.77
Royal Bank of Canada	15.384615390%	$230,769,230.77
SunTrust Bank	12.923076920%	$193,846,153.85
Citizens Bank, N.A.	11.692307690%	$175,384,615.38
KeyBank National Association	11.692307690%	$175,384,615.38
PNC Bank, National Association	11.692307690%	$175,384,615.38
U.S. Bank National Association	11.692307690%	$175,384,615.38
IberiaBank	9.230769231%	$138,461,538.46
BOKF, NA dba Bank of Texas	0.307692308%	$4,615,384.62
TOTAL	100.000000000%	$1,500,000,000.00

Annex I

EXHIBIT A
FORM OF NOTE
$[           ]                     [              ], 20[     ]

FOR VALUE RECEIVED, Earthstone Energy Holdings, LLC, a limited liability company duly formed and existing under the laws of the state of Delaware (the “Borrower”) hereby promises to pay [ ] or its registered assigns (the “Lender”), at the principal office of Wells Fargo Bank, National Association (the “Administrative Agent”), the principal sum of [ ] Dollars ($[ ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be recorded by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.
This Note is one of the Notes referred to in the Credit Agreement dated as of November 21, 2019 among the Borrower, Earthstone Energy, Inc., a Delaware corporation, as Parent, the Administrative Agent and the Issuing Banks, Swingline Lender and the other agents and Lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

Exhibit A

EARTHSTONE ENERGY HOLDINGS, LLC

By: ______________________________________
Name:
Title:

Exhibit A

EXHIBIT B-1
FORM OF BORROWING REQUEST
[ ], 20[ ]
Earthstone Energy Holdings, LLC, a limited liability company duly formed and existing under the laws of the state of Delaware (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of November 21, 2019 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Earthstone Energy, Inc., a Delaware corporation, as Parent, Wells Fargo Bank, National Association, as Administrative Agent and as Issuing Bank; and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:
(i)    Aggregate amount of the requested Borrowing is $[ ];
(ii)    Date of such Borrowing is [ ], 20[ ];
(iii)    Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];
(iv)    In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [ ];
(v)    Amount of the Borrowing Base in effect on the date hereof is $[ ];
(vi)    Amount of Aggregate Elected Borrowing Base Commitments in effect on the date hereof is $[ ];
(vii)    Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure), excluding Swingline Exposure is $[ ];
(viii)    Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing), excluding Swingline Exposure, is $[ ]; and
(ix)    Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:
[________________________]
[________________________]
[________________________]
[________________________]
[________________________]
The undersigned certifies that he/she is the [ ] of Earthstone Energy Holdings, LLC, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

Exhibit B-1

EARTHSTONE ENERGY HOLDINGS, LLC

By: ______________________________________
Name:
Title:

Exhibit B-1

EXHIBIT B-2
FORM OF SWINGLINE LOAN NOTICE
[ ], 20[ ]
Earthstone Energy Holdings, LLC, a limited liability company duly formed and existing under the laws of the state of Delaware (the “Borrower”), pursuant to Section 2.09(a) of the Credit Agreement dated as of November 21, 2019 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Earthstone Energy, Inc., a Delaware corporation, as Parent, Wells Fargo Bank, National Association, as Administrative Agent and as Issuing Bank, and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Swingline Borrowing as follows:
(i)    Amount of the requested Swingline Borrowing is $[ ];
(ii)    Date of such Swingline Borrowing is [ ], 20[ ];
(iii)    Pro forma total Swingline Exposure (giving effect to the requested Swingline Borrowing) is $[ ];
(iv)    Amount of the Borrowing Base in effect on the date hereof is $[ ];
(v)    Amount of Aggregate Elected Borrowing Base Commitments in effect on the date hereof is $[ ];
(vi)    Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[ ];
(vii)    Pro forma total Revolving Credit Exposures (giving effect to the requested Swingline Borrowing) is $[ ]; and
(viii)    Location and number of the Borrower’s account to which funds are to be disbursed is as follows:

* Promptly after receipt by the Swingline Lender of this Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received this Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m., Houston, Texas time on the date set forth above directing the Swingline Lender not to make such Swingline Loan pursuant to Section 2.09(b), then the Swingline Lender will, not later than 5:00 p.m., Houston, Texas time on the date set forth above, make the amount of its Swingline Loan available to the Borrower.

* Notices to the Administrative Agent pursuant to the previous paragraph shall be directed to: (i) Wells Fargo Bank, National Association, 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attention: Edward Pak, Director, Fax: (713) 651-8101, Email: Edward.pak@wellsfargo.com, with a copy to (ii) Wells Fargo Bank, National Association, MAC D1109-019, 1525 West W. T. Harris Blvd., Charlotte, NC 28262, Attention: Syndication Agency Services, Fax: (704) 590-3481, Agencyservices.requests@wellsfargo.com.

Exhibit B-2

[________________________]
[________________________]
[________________________]
The undersigned certifies that he/she is the [ ] of Earthstone Energy Holdings, LLC, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Swingline Borrowing under the terms and conditions of the Credit Agreement.

EARTHSTONE ENERGY HOLDINGS, LLC

By: ______________________________________
Name:
Title: ]

Exhibit B-2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
[ ], 20[ ]
Earthstone Energy Holdings, LLC, a limited liability company duly formed and existing under the laws of the state of Delaware (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of November 21, 2019 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Earthstone Energy, Inc., a Delaware corporation, as Parent, Wells Fargo Bank, National Association, as Administrative Agent and as Issuing Bank, and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:
(i)    The Borrowing to which this Interest Election Request applies: [_________________];
(ii)     [The portions of the Borrowing to be allocated to each resulting Borrowing to which this Interest Election Request applies:
[    ]
[ ]]1;
(iii)    The effective date of the election made pursuant to this Interest Election Request is [ ], 20[ ];
(iv)    The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and][
(v)    [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [ ]].
The undersigned certifies that he/she is the [ ] of Earthstone Energy Holdings, LLC, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

EARTHSTONE ENERGY HOLDINGS, LLC

By: ______________________________________
Name:
Title:

________________________________
1 If different options are elected with respect to different portions of the Borrowing, in which case the information specified pursuant to (iv) and (v) below shall be specified for each resulting Borrowing.

Exhibit C

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
The undersigned hereby certifies that he/she is the [ ] of Earthstone Energy, Inc., a Delaware corporation (“Parent”) and the [ ] of Earthstone Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of Parent and the Borrower. With reference to the Credit Agreement dated as of November 21, 2019 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, Parent, Wells Fargo Bank, National Association, as Administrative Agent and as Issuing Bank, and the other agents and lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
(a)    There exists no Default or Event of Default [or specify Default and describe].
(b)    Attached hereto are the reasonably detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [ ].
(c)    Attached hereto is information in reasonable detail regarding the calculation of Consolidated Net Income and EBITDAX and any revisions to such calculations attributable to Consolidated Unrestricted Subsidiaries.
(d)    [No change in GAAP or in the application thereof has occurred since the date of the Financial Statements that is not disclosed in the financial statements accompanying this Compliance Certificate][or describe such changes in GAAP or in the application thereof and specify the effect of such change on the financial statements accompanying this Compliance Certificate].
(e)    [No change in the identity of the Subsidiary Guarantors, Immaterial Subsidiaries and Material Subsidiaries has occurred since the date of the last Compliance Certificate] or [the following changes have occurred in the identity of the Subsidiary Guarantors, the Immaterial Subsidiaries and the Material Subsidiaries as of the end of such [fiscal quarter] [fiscal year]: [            ]].
(f)    [The following additional Subsidiaries are hereby designated as Material Subsidiaries:

    [ ].]
[signature page follows]

Exhibit D

EXECUTED AND DELIVERED this [ ] day of [ ].

EARTHSTONE ENERGY, INC.

By: ______________________________________
Name:
Title:

EARTHSTONE ENERGY HOLDINGS, LLC

By: ______________________________________
Name:
Title:

Exhibit D

EXHIBIT E
SECURITY INSTRUMENTS

1)
Guarantee and Collateral Agreement dated as of the date hereof made the Borrower, as a Grantor, and each of the other Subsidiary Guarantors and Grantors (as defined therein) in favor of the Administrative Agent

2)	Guarantee by Parent dated as of the date hereof in favor of the Administrative Agent

3)	Financing Statements in respect of item 1

4)
Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated as of November 21, 2019 by Lynden USA Operating, LLC, as mortgagor, to Edward Pak, as Trustee, for the benefit of the Administrative Agent, as mortgagee, for the benefit of the Secured Persons (as defined therein)

5)
Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated as of November 21, 2019 by Sabine River Energy, LLC, as mortgagor, to Edward Pak, as Trustee, for the benefit of the Administrative Agent, as mortgagee, for the benefit of the Secured Persons (as defined therein)

6)
Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated as of November 21, 2019 by Bold Energy III LLC, as mortgagor, to Edward Pak, as Trustee, for the benefit of the Administrative Agent, as mortgagee, for the benefit of the Secured Persons (as defined therein)

7)
Bank Deposit Account Control Agreement dated as of November 21, 2019 by and among the Borrower, Earthstone Operating, LLC, EF Non-Op, LLC, Sabine River Energy, LLC, Earthstone Legacy Properties, LLC, Lynden USA Operating, LLC, Bold Energy III LLC, Bold Operating, LLC, the Administrative Agent and BOKF.

Exhibit E

EXHIBIT F
FORM OF GUARANTY AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT
made by
EARTHSTONE ENERGY HOLDINGS, LLC,
and each of the other Grantors (as defined herein)
in favor of
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
Dated as of November 21, 2019

Exhibit F-1

Article 1. Defined Terms
Section 1.1 Definitions
Section 1.2 Other Definitional Provisions
Article 2. Guarantee
Section 2.1 Guarantee
Section 2.2 Right of Contribution
Section 2.3 No Subrogation
Section 2.4 Amendments, etc. with respect to the Obligations
Section 2.5 Guarantee Absolute and Unconditional
Section 2.6 Payments
Article 3. Grant of Security Interest
Section 3.1 Grant of Security Interest
Section 3.2 Transfer of Pledged Securities
Article 4. Representations and Warranties
Section 4.1 Title; No Other Liens
Section 4.2 Perfected First Priority Liens
Section 4.3 Jurisdiction of Organization; Chief Executive Office
Section 4.4 Inventory and Equipment
Section 4.5 Investment Property
Section 4.6 Receivables
Section 4.7 Commercial Tort Claims
Section 4.8 Representations in the Credit Agreement
Article 5. Covenants
Section 5.1 Delivery of Instruments, Certificated Securities and Chattel Paper
Section 5.2 Maintenance of Insurance
Section 5.3 Maintenance of Perfected Security Interest; Further Documentation
Section 5.4 Changes in Name, etc.
Section 5.5 Notices
Section 5.6 Investment Property
Section 5.7 Receivables
Section 5.8 Commercial Tort Claims
Section 5.9 Covenants in Credit Agreement
Article 6. Remedial Provisions
Section 6.1 Certain Matters Relating to Receivables
Section 6.2 Communications with Obligors; Grantors Remain Liable
Section 6.3 Pledged Securities
Section 6.4 Proceeds to be Turned Over To Administrative Agent
Section 6.5 Application of Proceeds
Section 6.6 Code and Other Remedies
Section 6.7 Sale of Pledged Securities
Section 6.8 Deficiency
Article 7. The Administrative Agent
Section 7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.
Section 7.2 Duty of Administrative Agent

Exhibit F-2

Section 7.3 Authentication of Financing Statements
Section 7.4 Authority of Administrative Agent
Article 8. Subordination of Grantor Claims
Section 8.1 Subordination of Grantor Claims
Section 8.2 Claims in Bankruptcy
Section 8.3 Payments Held in Trust
Section 8.4 Liens Subordinate
Section 8.5 Notation of Records
Article 9. Miscellaneous
Section 9.1 Amendments in Writing
Section 9.2 Notices
Section 9.3 No Waiver by Course of Conduct; Cumulative Remedies
Section 9.4 Enforcement Expenses; Indemnification
Section 9.5 Successors and Assigns
Section 9.6 Set-Off
Section 9.7 Counterparts
Section 9.8 Severability
Section 9.9 Section Headings
Section 9.10 INTEGRATION
Section 9.11 GOVERNING LAW
Section 9.12 JURISDICTION
Section 9.13 Acknowledgements
Section 9.14 Additional Grantors; Additional Pledged Securities
Section 9.15 Releases
Section 9.16 Acceptance
Section 9.17 Retention in Satisfaction
Section 9.18 Reinstatement
Section 9.19 WAIVER OF JURY TRIAL
Section 9.20 Keepwell
Section 9.21 Control Agreements

Exhibit F-3

GUARANTEE AND COLLATERAL AGREEMENT
GUARANTEE AND COLLATERAL AGREEMENT, dated as of November 21, 2019, made by EARTHSTONE ENERGY HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Restricted Subsidiaries (as defined in the Credit Agreement described below) of the Borrower party to this Agreement on the date hereof (“Initial Subsidiary Grantors” and, together with the Borrower and any other entity that becomes a party hereto from time to time after the date hereof as provided herein, the “Grantors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of November 21, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Earthstone Energy, Inc., a Delaware corporation, the Lenders, the Administrative Agent, the issuing banks and the other agents party thereto.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Grantor;
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Persons;
NOW, THEREFORE, in consideration of the premises, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Persons, as follows:
ARTICLE 1.
DEFINED TERMS

Section1.1    Definitions.

(a)Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the Applicable UCC: Accounts, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Payment Intangibles, Security, Securities Accounts and Supporting Obligations.
(b)The following terms shall have the following meanings:

“Acknowledgement and Consent” means an Acknowledgment and Consent in the form of Annex 1 hereto.

Exhibit F-4

“Agreement” means this Guarantee and Collateral Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Applicable UCC” means the Uniform Commercial Code as from time to time in effect in the State of Texas.
“Assumption Agreement” means an Assumption Agreement in the form of Annex 2 hereto.
“Collateral” has the meaning given such term in Section 3.1.
“Collateral Account” means any collateral account established by the Administrative Agent as provided in Section 6.1 or Section 6.4.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Deposit Account” has the meaning given such term in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.
“Excluded Assets” has the meaning given such term in Section 3.1.
“Excluded Contract” means any contract, license, agreement, instrument or other document (each a “Contract”) to the extent that the grant of a security interest therein (i) is prohibited thereby, or constitutes a default thereunder, (ii) is prohibited by applicable Governmental Requirement to which such Loan Party is subject or (iii) requires obtaining the consent of the other parties to such Contract or obtaining the consent of any Governmental Authority (if such consent has not been obtained); provided that (A) any Contract shall automatically cease to be an Excluded Contract (and shall automatically constitute Collateral to the extent otherwise constituting Collateral), to the extent that (1) the applicable prohibition set forth in foregoing clause (i), (ii) or (iii) is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or under any other applicable Governmental Requirement or is otherwise no longer in effect, or (2) the Borrower or the applicable Loan Party has obtained the consent of the other parties to such Contract or the applicable Governmental Authority, as applicable, to the creation of a lien and security interest in, such Contract (which consent, with respect to a material Contract or, upon the occurrence of an Event of Default, with respect to any Contract, such Loan Party will use its commercially reasonable efforts to obtain upon reasonable request of the Administrative Agent) and (B) any proceeds received by any Loan Party from the sale, transfer or other disposition of any Excluded Contract shall constitute Collateral unless any Property constituting such proceeds constitutes an Excluded Asset.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor, or the grant of such security interest by such Guarantor, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Grantors” shall have the meaning assigned to such term in the preamble hereto.
“Guarantor Obligations” means, with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Article 2)

Exhibit F-5

or any other Secured Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Persons that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Secured Document, but excluding Excluded Swap Obligations).
“Guarantors” means the collective reference to each Grantor other than the Borrower.
“Initial Subsidiary Grantors” shall have the meaning assigned to such term in the preamble hereto.
“Intercompany Note” means any promissory note evidencing loans made by any Grantor to the Borrower, its Subsidiaries or any other Loan Party.
“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Applicable UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Securities. Notwithstanding the foregoing, “Investment Property” shall not include any Excluded Assets.
“Issuers” means the collective reference to each issuer of any Investment Property.
“LLC” means, with respect to any Grantor, each limited liability company described or referred to in Schedule 2 in which such Grantor owns an Equity Interest.
“LLC Agreement” means each operating agreement relating to an LLC, as each agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.
“Partnership” means, with respect to any Grantor, each partnership described or referred to in Schedule 2 in which such Grantor owns an Equity Interest.
“Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.
“Pledged LLC Interests” means, with respect to any Grantor, all right, title and interest of such Grantor as a member of all LLCs and all right, title and interest of such Grantor in, to and under the LLC Agreements.
“Pledged Notes” means all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).
“Pledged Partnership Interests” means, with respect to any Grantor, all right, title and interest of such Grantor as a limited or general partner in all Partnerships and all right, title and interest of such Grantor in, to and under the Partnership Agreements.
“Pledged Securities” means, collectively, (a) the Equity Interests described or referred to on Schedule 2 (as the same may be supplemented from time to time pursuant to a Supplement), together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; and (b) (i) the certificates or instruments, if any, representing such Equity Interests, (ii) all dividends (whether in the form of cash, Equity Interests or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests, (iii) all replacements, additions to and substitutions for any of the Property referred to in this definition, including, without limitation, claims against third parties, (iv) the proceeds, interest, profits and other income of or on any of the Property referred to in this definition, (v) all security entitlements in respect

Exhibit F-6

of any of the foregoing, if any, and (vi) all books and records relating to any of the Property referred to in this definition. Notwithstanding the foregoing, “Pledged Securities” shall not include any Excluded Assets.
“Proceeds” means all “proceeds” as such term is defined in Section 9.102(a)(65) of the Applicable UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
“Release Date” means the date upon which (i) all Obligations (including, without limitation, all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans, and all fees, costs, expenses and other amounts due and payable under the Credit Agreement and the other Loan Documents) shall have been paid in full in cash (other than contingent indemnification obligations, Secured Swap Obligations and Secured Cash Management Obligations), (ii) no Letter of Credit is outstanding (other than Letters of Credit that have been cash collateralized or otherwise secured to the satisfaction of the applicable Issuing Bank), (iii) all of the Commitments have been terminated and (iv) no Secured Swap Agreement is outstanding and all amounts due and payable by the Borrower or any of its Restricted Subsidiaries to any Secured Swap Party under any Secured Swap Agreement shall have been paid in full, or if any Secured Swap Agreement is outstanding, credit support arrangements acceptable in the sole discretion of the Secured Swap Party party thereto have been made to secure the Borrower’s or any of its Restricted Subsidiaries obligations thereunder to such Secured Swap Party, or such Secured Swap Agreement has been novated or assigned to one or more third parties and all amounts required to be paid by the Borrower or any of its Restricted Subsidiaries in respect of any such novation shall have been paid in full.
“Secured Documents” means the collective reference to the Credit Agreement, the other Loan Documents, each Secured Swap Agreement and each Secured Cash Management Agreement.
“Secured Obligations” means (i) in the case of the Borrower, the Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
“Secured Persons” means the collective reference to the Administrative Agent, each Arranger, each Issuing Bank, the Lenders, each Secured Swap Party and each Secured Cash Management Provider.
“Securities Act” means the Securities Act of 1933, as amended.
“Supplement” means a Supplement in the form of Annex 3 hereto.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
Section 1.2    Other Definitional Provisions.
.

Exhibit F-7

(a)The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified.
(b)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE 2.
GUARANTEE

Section 2.1    Guarantee.

(a)Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Persons and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and each other Loan Party when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
(b)Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
(c)Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Person hereunder.
(d)The guarantee contained in this Article 2 shall remain in full force and effect until the Release Date, notwithstanding that from time to time during the term of the Credit Agreement the Borrower or any other Loan Party may be free from any Obligations.
(e)No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Person from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Release Date.

Section 2.2    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Persons, and each Guarantor shall remain liable for the Obligations up to the maximum liability of such Guarantor hereunder.

Section 2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Person, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Person against the Borrower or any other Guarantor or any collateral security or guarantee or right of

Exhibit F-8

offset held by the Administrative Agent or any other Secured Person for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Release Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Release Date, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Persons, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 10.02(c) of the Credit Agreement.

Section 2.4    Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Person may be rescinded by the Administrative Agent or such other Secured Person and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Person, and the Credit Agreement, the other Loan Documents, the Secured Swap Agreements, the Secured Cash Management Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Person for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Person shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article 2 or any property subject thereto.

Section 2.5    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Person upon the guarantee contained in this Article 2 or acceptance of the guarantee contained in this Article 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Persons, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Person, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Person, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Loan Party for the Obligations, or of such Guarantor under the guarantee contained in this Article 2, in bankruptcy or in any other instance (other than a defense of payment). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Person may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Person to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any

Exhibit F-9

other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Person against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.6    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent, for the benefit of the Secured Persons, without set-off or counterclaim in dollars at the Administrative Agent’s office for funding.

ARTICLE 3.
GRANT OF SECURITY INTEREST

Section 3.1    Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Persons, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:
(a)all Accounts;
(b)all As-Extracted Collateral;
(c)all Chattel Paper;
(d)all Deposit Accounts, all Securities Accounts and all Commodity Accounts;
(e)all Documents;
(f)all Equipment;
(g)all Fixtures;
(h)all General Intangibles (including, without limitation, rights in and under Swap Agreements);
(i)all Goods;
(j)all Instruments;
(k)all Intellectual Property;
(l)all Inventory;
(m)all Investment Property;
(n)all Letter-of-Credit Rights;
(o)all Commercial Tort Claims described in any supplement to this Agreement or other documentation pursuant to Section 5.8;
(p)all books and records pertaining to the Collateral; and
(q)to the extent not otherwise included, all Proceeds, Supporting Obligations, profits, offspring and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the grant of a security interest in “Collateral” pursuant to this Section 3.1 include: (i) any Excluded Contracts, (ii) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of Lanham Act has been filed, solely to the extent that such a grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such “intent to use” application, (iii) vehicles and other assets subject to certificates of title, (iv) any assets subject to a lien that secures purchase money debt or Capital Leases permitted to be incurred pursuant to Section 9.02 and Section 9.03 of the Credit Agreement if the contract or other agreement in which such lien is granted (or the documentation providing for such Capital Lease) expressly provides for (a) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (b) a breach or termination pursuant to the terms of, or a default under,

Exhibit F-10

any such contract or agreement (other than, in any case, to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that such assets shall not be “Excluded Assets” at such time as the contractual obligation binding on the assets prohibiting the grant of such security interest shall be amended or terminated, and, to the extent severable, any portion of such property that is not subject to the specified prohibition shall not be “Excluded Assets”, (v) other assets as to which the Administrative Agent and the Grantor reasonably agree in writing that the costs or other consequences of granting or perfecting a security interest in is excessive in view of the benefits to be obtained by the Secured Persons and (vi) Excluded Accounts (all such property in the foregoing clauses (i) through (vi), collectively, “Excluded Assets”); provided, further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Assets shall constitute Collateral unless any Property constituting such proceeds constitutes an Excluded Asset. For the avoidance of doubt, notwithstanding the preceding sentence or anything to the contrary contained herein, “Collateral” shall include the following to the extent the same otherwise constitutes Collateral (and therefore, the following shall not constitute Excluded Assets pursuant to this paragraph): (i) (x) real property and (y) As-Extracted Collateral and Fixtures related to the Mortgaged Property, (ii) Hydrocarbon Interests and Hydrocarbons, (iii) all Equity Interests issued by the Loan Parties (other than the Borrower), (iv) rights under and in respect of Swap Agreements, (v) Receivables, (vi) Payment Intangibles and any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account), (vii) the right to any distributions (whether periodic or in liquidation or dissolution) with respect to any Equity Interests issued by the Loan Parties (other than the Borrower), and (viii) all rights of such Grantor under any contract, licensing agreement or similar agreement between such Grantor and any Affiliate thereof.
Section 3.2    Transfer of Pledged Securities. All Certificated Securities shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in a manner satisfactory to the Administrative Agent, and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, at the Administrative Agent’s discretion, the Administrative Agent may require that all Securities must be delivered or transferred to the Administrative Agent or its designee in such manner as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the Applicable UCC (if the Administrative Agent otherwise qualifies as a protected purchaser).

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Secured Swap Parties to enter into Secured Swap Agreements and to induce the Secured Cash Management Providers to enter into Secured Cash Management Agreements, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:
Section 4.1    Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Persons pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns or has a valid leasehold interest in each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Persons, pursuant to this Agreement or as are permitted by the Credit Agreement.

Section 4.2    Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 will constitute valid perfected security interests in all of the Collateral (other than Fixtures and As-Extracted Collateral related to any real property other

Exhibit F-11

than Mortgaged Property) in favor of the Administrative Agent, for the ratable benefit of the Secured Persons, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) against all creditors of such Grantor and all Persons (other than “buyers in ordinary course of business” under Section 9.320 of the Applicable UCC) purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement.

Section 4.3    Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from its jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and good standing certificate as of a date which is recent to the date hereof.

Section 4.4    Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

Section 4.5    Investment Property.

(a)The shares of the Pledged Securities pledged by such Grantor hereunder constitute all the issued and outstanding shares (or such other interests) of all classes of the Equity Interests of each Issuer owned by such Grantor (for the avoidance of doubt, such shares of the Pledged Securities may constitute less than all the issued and outstanding shares (or such other interests) of any class of the Equity Interests of such Issuer).
(b)All the shares of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable (or, with respect to the Pledged Securities that are Equity Interests in a partnership or limited liability company, have been duly and validly issued).
(c)There are no restrictions on transfer (that have not been waived or otherwise consented to) in the LLC Agreement governing any Pledged LLC Interest or the Partnership Agreement governing any Pledged Partnership Interest or any other agreement relating thereto which would limit or restrict: (i) the grant of a security interest in the Pledged LLC Interests or the Pledged Partnership Interests, (ii) the perfection of such security interest or (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests or the Pledged Partnership Interests, in each case, as expressly stated in this Agreement. Upon the exercise of remedies in respect of the Pledged LLC Interests or the Pledged Partnership Interests, a transferee or assignee of a membership interest or a partnership interest, as the case may be, of such LLC or Partnership, as the case may be, shall become a member or partner, as the case may be, of such LLC or Partnership, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Grantor, such Grantor shall cease to be a member or partner, as the case may be.
(d)To the knowledge of such Grantor, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(e)Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted under the Credit Agreement.
(f)No Grantor is party to any Partnership Agreement or LLC Agreement that includes an election to treat the membership interests or partnership interests of such Grantor as a security under Section 8-103 of the Applicable UCC.

Exhibit F-12

Section 4.6    Receivables.
.
(a)On the date hereof, none of the obligors on any Receivables is a Governmental Authority.
(b)The amounts represented by such Grantor to the Administrative Agent or the Secured Persons from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects (subject to offsets and refunds in the ordinary course of business).

Section 4.7    Commercial Tort Claims.

(a)On the date hereof, no Grantor has knowledge of rights in any Commercial Tort Claim with potential value in excess of $3,000,000.
(b)Upon the execution and delivery of the documentation set forth in Section 5.8 with respect to a Commercial Tort Claim and filing of a financing statement covering any such Commercial Tort Claim against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Persons, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for liens permitted by the Credit Agreement.

Section 4.8    Representations in the Credit Agreement. In the case of each Grantor other than the Borrower, the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated by reference, are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects), and the Administrative Agent and the Lenders shall be entitled to rely on each of them; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.8, be deemed to be a reference to such Grantor’s knowledge.

ARTICLE 5.
COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Release Date:
Section 5.1    Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided that no such Instrument or Chattel Paper shall be required to be delivered to the Administrative Agent so long as the aggregate amount payable evidenced by all such undelivered Instruments or Chattel Papers does not exceed $3,000,000.

Section 5.2    Maintenance of Insurance. Such Grantor will maintain, with financially sound and reputable companies, insurance policies as required by Section 8.06 of the Credit Agreement.

Section 5.3    Maintenance of Perfected Security Interest; Further Documentation.
.
(a)Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under

Exhibit F-13

the Loan Documents to dispose of the Collateral and subject to Liens permitted to have priority over the Liens securing the Collateral pursuant to the terms of the Credit Agreement.

(b)Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Applicable UCC (or other similar laws in effect in any jurisdiction) with respect to the security interests created hereby (other than security interests in Fixtures and As-Extracted Collateral related to any real property other than Mortgaged Property) and (ii) subject to the limitations on perfection set forth in Sections 5.1, this Section 5.3(c) and Section 5.6, in the case of Instruments, Investment Property, Deposit Accounts (other than Excluded Accounts), Letter-of-Credit Rights, Chattel Paper and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the Applicable UCC) with respect thereto (or, with respect to tangible Chattel Paper or Instruments, to take “possession” (within the meaning of the Applicable UCC) with respect thereto); provided that such Grantor shall not be required to take any action with respect to (x) Letter-of-Credit Rights unless the aggregate amount of all such Letter-of-Credit Rights exceeds $3,000,000 any (y) electronic Chattel Paper unless the aggregate amount of all such electronic Chattel Papers exceeds $3,000,000.

Section 5.4    Changes in Name, etc. Such Grantor will not, except upon 10 days’ (or such shorter period of time permitted by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or, if it is not a “registered organization” (within the meaning of Section 9.102(a)(71) of the Applicable UCC), the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) change its name.

Section 5.5    Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a)any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b)the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

Section 5.6    Investment Property.

(a)If such Grantor shall become entitled to receive or shall receive any Certificated Security (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization, option or other rights in respect of the Equity Interests of any Issuer), whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent

Exhibit F-14

and the other Secured Persons, hold the same in trust for the Administrative Agent and the other Secured Persons and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. If an Event of Default has occurred and is continuing at such time, at the request of the Administrative Agent, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. In case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed, to the extent it constitutes Collateral, shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any such sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Persons, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations. Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in this Section 5.6(a).

(b)Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer (except in connection with a transaction not prohibited under the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction not prohibited under the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Liens not prohibited under the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof (except pursuant to a transaction not prohibited under the Credit Agreement).

(c)In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Section 6.3(c) and Section 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or Section 6.7 with respect to the Investment Property issued by it. In the case of any Issuer that is not a Grantor hereunder the Grantor owning an Equity Interest in such Issuer shall promptly cause such Issuer (or, with respect to any Issuer that is not a wholly-owned Subsidiary of a Grantor, exercise its commercially reasonable efforts to promptly cause such Issuer) to execute and deliver to the Administrative Agent an Acknowledgment and Consent.

(d)In the case of each Grantor that is a partner in a Partnership, such Grantor hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner in such Partnership with all the rights,

Exhibit F-15

powers and duties of a general partner or a limited partner, as the case may be. In the case of each Grantor that is a member of an LLC, such Grantor hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of such LLC.

(e)Such Grantor shall not agree to any amendment of a Partnership Agreement or an LLC Agreement that (i) in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Grantor hereunder or (ii) causes any Partnership Agreement or LLC Agreement to include an election to treat the membership interests or partnership interests of such Grantor as a security under Section 8-103 of the Applicable UCC.

Section 5.7    Receivables.

(a)Other than in the ordinary course of business consistent with its past practice or as permitted by the Credit Agreement, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b)Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 15% of the aggregate amount of the then outstanding Receivables.

Section 5.8    Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $3,000,000, such Grantor shall within thirty (30) days of a Responsible Officer obtaining knowledge of such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

Section 5.9    Covenants in Credit Agreement. Such Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, by it so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor.

ARTICLE 6.
REMEDIAL PROVISIONS

Section 6.1    Certain Matters Relating to Receivables.

(a)Subject to restrictions set forth in Section 8.07 of the Credit Agreement, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications.

(b)The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business

Exhibit F-16

Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Persons only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Persons, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)After the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s reasonable request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables payable to such Grantor, including, without limitation, all original orders, invoices and shipping receipts.

Section 6.2    Communications with Obligors; Grantors Remain Liable.

(a)The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables payable to such Grantor that such Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Persons and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Person shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Person of any payment relating thereto, nor shall the Administrative Agent or any other Secured Person be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3    Pledged Securities.

(a)Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would (i) adversely affect the validity, perfection and priority of the security interests provided for herein, (ii) materially impair the Collateral or (iii) be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

Exhibit F-17

(b)If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in accordance with Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent as set forth herein.

Section 6.4    Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Persons specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Administrative Agent shall have given notice to the relevant Grantor, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Persons, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Persons) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

Section 6.5    Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Article 2, in payment of the Secured Obligations in accordance with Section 10.02(c) of the Credit Agreement.

Section 6.6    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Persons, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured Person under the Applicable UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default has occurred and is

Exhibit F-18

continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Person or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Person shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees if an Event of Default shall occur and be continuing, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Persons hereunder, including, without limitation, but subject to Section 9.4 hereof, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as provided in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9.615(a)(3) of the Applicable UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Person arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Section 6.7    Sale of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Governmental Requirements. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Persons, that the Administrative Agent and the other Secured Persons have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement.

Section 6.8    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations, including, subject to Section 9.4 hereof, the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Person to collect such deficiency.

Exhibit F-19

ARTICLE 7.
THE ADMINISTRATIVE AGENT

Section 7.1    Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a)Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)in the case of any intellectual property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in such intellectual property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)execute, in connection with any sale provided for in Section 6.6 or Section 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)(A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any copyright, patent or trademark (along with the goodwill of the business to which any such copyright, patent or trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems

Exhibit F-20

necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1 (a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.
(b)If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Release Date.

Section 7.2    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9.207 of the Applicable UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Person nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Persons hereunder are solely to protect the Administrative Agent’s and the Secured Persons’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Person to exercise any such powers. The Administrative Agent and the other Secured Persons shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 7.3    Authentication of Financing Statements. Each Grantor acknowledges that pursuant to Section 9.509(b) of the Applicable UCC and any other applicable law, by executing this Agreement such Grantor authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor further agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or as “all assets,” “all personal property” or words of similar effect, regardless of whether or not the Collateral includes all assets or all personal property of such Grantor, or such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable that is of an equal or lesser scope or with greater detail.

Section 7.4    Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall,

Exhibit F-21

as between the Administrative Agent and the other Secured Persons, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Persons with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE 8.
SUBORDINATION OF GRANTOR CLAIMS

Section 8.1    Subordination of Grantor Claims. As used herein, the term “Grantor Claims” shall mean all debts and obligations of any Grantor to any other Grantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After the occurrence and during the continuation of an Event of Default, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Grantor Claims.

Section 8.2    Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Grantor, the Administrative Agent on behalf of the Secured Persons shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Grantor Claims. Each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Persons for application against the Obligations as provided under Section 10.02(c) of the Credit Agreement. Should the Administrative Agent or any Secured Person receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantors, shall constitute a credit upon the Grantor Claims, then upon the Release Date, the intended recipient shall become subrogated to the rights of the Administrative Agent and the Secured Persons to the extent that such payments to the Administrative Agent and the Secured Persons on the Grantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the Secured Persons had not received dividends or payments upon the Grantor Claims.

Section 8.3    Payments Held in Trust. In the event that, notwithstanding Section 8.1 and Section 8.2, any Grantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the other Secured Persons an amount equal to the amount of all funds, payments, claims or distributions so received and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Persons; and each Grantor covenants promptly to pay the same to the Administrative Agent.

Section 8.4    Liens Subordinate. Each Grantor agrees that, until the Release Date, any Liens securing payment of the Grantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Person presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor shall, until the Release Date, (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Grantor Claims or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

Exhibit F-22

Section 8.5    Notation of Records. Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Grantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE 9.
MISCELLANEOUS

Section 9.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02(b) of the Credit Agreement.

Section 9.2    Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Section 9.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Person shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Person, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Person of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Person would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 9.4    Enforcement Expenses; Indemnification.

(a)Each Grantor agrees to pay or reimburse the Administrative Agent and each other Secured Person for all advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all attorneys’ fees, legal expenses and court costs) incurred by the Administrative Agent or any other Secured Person in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Person under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) collecting against any Guarantor under the guarantee contained in Article 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which any Grantor is a party, including, without limitation, the fees and disbursements of counsel to each Secured Person and of counsel to the Administrative Agent, in each case to the extent that the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement.

(b)Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Persons harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

Exhibit F-23

(c)Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Persons harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and attorneys’ fees, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to, the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent that the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement. All amounts for which any Grantor is liable pursuant to this Section 9.4 shall be due and payable by such Grantor to the Secured Persons not later than three (3) days after written demand.

(d)The agreements in this Section 9.4 shall survive the termination of this Agreement and the other Loan Documents and the repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

Section 9.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Persons and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 9.6    Set-Off. In addition to any rights and remedies of the Secured Persons provided by law, if an Event of Default has occurred and is continuing, each Secured Person shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Secured Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Secured Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Person, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Secured Person agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Secured Person; provided that the failure to give such notice shall not affect the validity of such application.

Section 9.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 9.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 9.10    INTEGRATION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE ENTIRE AGREEMENT OF THE GRANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PERSONS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF, AND THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR

Exhibit F-24

WARRANTIES BY THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PERSON RELATIVE TO SUBJECT MATTER HEREOF AND THEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER LOAN DOCUMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.11    GOVERNING LAW. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

Section 9.12    JURISDICTION.

(a)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM EITHER THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE OTHER PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)EACH PARTY TO THIS AGREEMENT (OTHER THAN THE ADMINISTRATIVE AGENT) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.12 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 9.13    Acknowledgement. Each Grantor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)neither the Administrative Agent nor any other Secured Person has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Persons, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

Exhibit F-25

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Persons or among the Grantors and the Secured Persons;

(d)it has a duty to read this Agreement and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents; and has received the advice of its attorney in entering into this Agreement and the Loan Documents to which it is a party; and that it recognizes that certain of the terms of this Agreement and the other Loan Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. SUCH GRANTOR AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS” ; and

(e)each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against the Borrower, any other Grantor, the Secured Persons or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 9.14    Additional Grantors; Additional Pledged Securities. Each Restricted Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.13(b) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement. Each Grantor that is required to pledge additional Equity Interests pursuant to the Credit Agreement shall execute and deliver to the Administrative Agent a Supplement.

Section 9.15    Releases.

(a)Upon the Release Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder (and all the Liens created hereby on Collateral owned or held by such Guarantor shall then be automatically released) in the event that all the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or if such Guarantor ceases to be a Restricted

Exhibit F-26

Subsidiary; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release (or such shorter period as is acceptable to the Administrative Agent), a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

Section 9.16    Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Persons being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

Section 9.17    Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9.620 of the Applicable UCC, no action taken or omission to act by the Administrative Agent or the other Secured Persons hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Persons shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 6.5.

Section 9.18    Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article 2 and the provision of collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Person upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 9.19    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.19.

Section 9.20    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.20, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.20 shall remain in full force and effect until the Release Date. Each Qualified ECP Guarantor intends that this Section 9.20 constitute, and this Section 9.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Exhibit F-27

Section 9.21    Control Agreements. For the avoidance of doubt, the Administrative Agent agrees that it will not deliver any notice of exclusive control (or similar notice) under any Control Agreement unless an Event of Default has occurred and is continuing.

[Signature Pages Follow]

Exhibit F-28

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	EARTHSTONE ENERGY HOLDINGS, LLC

By:
Name:
Title:

GUARANTORS AND GRANTORS:	EARTHSTONE OPERATING, LLC

By:
Name:
Title:

EF NON-OP, LLC

By:
Name:
Title:

SABINE RIVER ENERGY, LLC

By:
Name:
Title:

EARTHSTONE LEGACY PROPERTIES, LLC

By:
Name:
Title:

LYNDEN USA OPERATING, LLC

By:
Name:
Title:

BOLD ENERGY III LLC

By:
Name:

Exhibit F-29

Title:

BOLD OPERATING, LLC

By:
Name:
Title:

Exhibit F-30

Acknowledge and Agreed to
as of the date first above written by:

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By: ______________________________________
Name:
Title:

Exhibit F-31

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	______________________________
2. Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]2]
3. Borrower:	Earthstone Energy Holdings, LLC
4. Administrative Agent:	Wells Fargo Bank, National Association
5. Credit Agreement:
The Credit Agreement dated as of November 21, 2019, among Earthstone Energy Holdings, LLC, as Borrower, Earthstone Energy, Inc., as Parent, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and as Issuing Bank, and the other agents party thereto

6. Assigned Interest:

_____________________________
2 Select as applicable.

Exhibit G

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 201___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:______________________________
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:______________________________
Name:
Title:

_____________________________
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G

[Consented to and]4 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent
By_________________________________
Name:
Title:
Consented to:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Issuing Bank
By_________________________________
Name:
Title:

[Consented to:
[ ], as
as [Swingline Lender][and] [Issuing Bank]
By_________________________________
Name:
Title:]
[Consented to:
EARTHSTONE ENERGY HOLDINGS, LLC,
By________________________________
Name
Title: ]5

_____________________________
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit G

EXHIBIT H
FORM OF LENDER CERTIFICATE
________, 201___

To: Wells Fargo Bank, National Association, as Administrative Agent

Reference is hereby made to that certain Credit Agreement dated as of November 21, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Earthstone Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), Earthstone Energy, Inc., a Delaware corporation, as Parent, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and as Issuing Bank. Unless otherwise defined herein, capitalized terms used herein have the meaning specified in the Credit Agreement.

[Language for Existing Lender]

[Please be advised that pursuant to Section 2.07(g)(ii)(B) of the Credit Agreement, the undersigned has agreed (a) to increase its Commitment under the Credit Agreement effective on the Increase Effective Date from $________________ to $____________ and (b) that, from and after the Increase Effective Date, it shall continue to be a Lender in all respects under the Credit Agreement and the other Loan Documents.

The undersigned hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Certificate and to consummate the transactions contemplated hereby, (ii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Certificate and to increase its Commitment, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

[Language for New Lender]

[Please be advised that that pursuant to Section 2.07(g)(ii)(B) of the Credit Agreement, the undersigned has agreed (a) to become a Lender under the Credit Agreement effective on the Increase Effective Date with a Commitment of $____________ and (b) that, from and after the Increase Effective Date, it shall be deemed to be a Lender in all respects under the Credit Agreement and the other Loan Documents and shall be bound thereby.

The undersigned hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Certificate and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender under the Credit Agreement, (iii) from and after the Increase Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements

Exhibit H

delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Certificate and to acquire its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if the undersigned is a Foreign Lender, any documentation required to be delivered by the undersigned pursuant to Section 5.03(e) of the Credit Agreement has been duly completed and executed and delivered to the Borrower and the Administrative Agent; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

Very truly yours,

[EXISTING/NEW LENDER]

By:
Name:
Title:

Accepted and Agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

EARTHSTONE ENERGY HOLDINGS, LLC
By: ______________________________________ Name: Title:

Exhibit H

EXHIBIT I
FORM OF SOLVENCY CERTIFICATE

November 21, 2019

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 6.01(k) of the Credit Agreement, dated as of the date hereof, among Earthstone Energy, Inc., a Delaware corporation (“Parent”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent and as Issuing Bank, and the other Lenders party thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [_______], solely in my capacity as the Chief Financial Officer of the Borrower, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated to occur on the Effective Date:

1.    The fair value of the property of the Company (as used herein, the “Company” means the Borrower and its Restricted Subsidiaries, on a consolidated basis) is greater than the total amount of liabilities, including contingent liabilities, of the Company.
2.     The present fair salable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its debts as they become absolute and matured.
3.     The Company does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.
4.    The Company is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.
5.     The Company is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.
5.    For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.    In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

Exhibit I

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

Earthstone Energy Holdings, LLC

By: ____________________________
Name:
Title: Chief Financial Office

Exhibit I